                                                                     Exhibit 2.1


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                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 16, 2004

                                  BY AND AMONG

                             HRPT PROPERTIES TRUST,

                             HWP LP ACQUISITION LLC,

                              HALLWOOD REALTY, LLC

                                       AND

                         HALLWOOD REALTY PARTNERS, L.P.




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
                             INDEX OF DEFINED TERMS

Term                                                                     Section
----                                                                     -------
affiliate .....................................................             9.03
Agreement .....................................................         Preamble
business day ..................................................             9.03
Certificate of Merger .........................................             1.03
Certificates ..................................................          2.02(b)
Closing .......................................................             1.02
Closing Date ..................................................             1.02
Code ..........................................................          2.02(g)
Confidentiality Agreement .....................................          6.05(f)
Consent .......................................................          3.05(b)
Contingent Liabilities ........................................             9.03
Continuing Employees ..........................................          6.13(b)
Contract ......................................................          3.03(b)
Declaration ...................................................             9.13
Defect ........................................................             6.02
Deposit .......................................................             6.01
Determination Date ............................................             9.03
DRULPA ........................................................             1.01
DLLCA .........................................................             1.01
Effective Time ................................................             1.03
Encumbrances ..................................................          3.18(c)
Environmental Claim ...........................................             3.14
Environmental Laws ............................................             3.14
ERISA .........................................................          3.11(e)
ERISA Affiliate ...............................................          3.11(e)
Exchange Act ..................................................       3.05(b)(i)
Exchange Fund .................................................          2.02(a)
1st Odyssey ...................................................          3.08(d)
GAAP ..........................................................          3.06(c)
General Partner ...............................................         Preamble
Governmental Entity ...........................................          3.05(b)
Gross Merger Consideration ....................................    2.01(b)(i)(x)
Group .........................................................         Recitals
Hazardous Substance ...........................................             3.14
HCRE ..........................................................         Recitals
HWG95 .........................................................         Recitals
HWG98 .........................................................         Recitals
HWG Realty ....................................................         Recitals
HWG, LLC ......................................................         Recitals
HWG Parties ...................................................         Recitals
in the ordinary course of business ............................             9.03

Indemnification Obligations ...................................             3.21
Indemnified Party .............................................          6.06(a)
Indemnitees ...................................................          6.08(a)
Inspection Period .............................................             6.02
Intellectual Property .........................................          3.20(a)
Judgment ......................................................     3.05(a)(iii)
Law ...........................................................     3.05(a)(iii)
Legal Requirements ............................................          3.18(d)
Lehman Brothers ...............................................             3.16
Liens .........................................................      3.05(a)(ii)
Litigation ....................................................             9.03
Material Contracts ............................................          3.15(a)
Merger ........................................................         Recitals
Merger Price ..................................................       2.01(b)(i)
Morgan Stanley ................................................             3.16
Mortgage Document .............................................             9.03
MREIT .........................................................             9.03
Net Indebtedness ..............................................             9.03
Net Working Capital ...........................................             9.03
Other Transactions ............................................         Recitals
Parent ........................................................         Preamble
Parent Material Adverse Effect ................................          4.04(a)
Partnership ...................................................         Preamble
Partnership Agreement .........................................          1.05(b)
Partnership Benefit Agreements ................................      3.11(a)(ii)
Partnership Benefit Plans .....................................       3.11(a)(i)
Partnership Certificate .......................................          3.01(c)
Partnership Disclosure Letter .................................          3.01(a)
Partnership Employees .........................................          6.13(b)
Partnership Leased Property ...................................      3.18(a)(ii)
Partnership Leases ............................................          3.19(a)
Partnership Material Adverse Effect ...........................             9.03
Partnership Owned Property ....................................       3.18(a)(i)
Partnership Pension Plans .....................................          3.11(a)
Partnership Real Property .....................................      3.18(a)(ii)
Partnership SEC Documents .....................................          3.06(a)
Partnership Takeover Proposal .................................       5.02(b)(i)
Paying Agent ..................................................          2.02(a)
Permits .......................................................          3.13(c)
Permitted Encumbrances ........................................          3.18(c)
Permitted Investments .........................................          2.02(f)
person ........................................................             9.03
Post Closing Employer .........................................          6.13(a)
Prepaid Debt ..................................................             9.03
Proxy Statement ...............................................       3.05(b)(i)
Purchase Agreement ............................................         Recitals

Purchaser .....................................................         Preamble
Rent Defect ...................................................      6.03(c)(ii)
Representatives ...............................................          5.02(a)
Rights Agent ..................................................          3.03(a)
Rights Agreement ..............................................          3.03(a)
Sarbanes-Oxley Act ............................................          3.06(b)
SEC ...........................................................       3.05(b)(i)
Securities Act ................................................          3.06(b)
Subsidiary ....................................................          3.01(a)
subsidiary ....................................................             9.03
Subsidiary Corporation ........................................          6.15(d)
Subsidiary Organizational Documents ...........................          3.01(c)
Subsidiary Partnership ........................................          3.09(a)
Subsidiary Resulting LLC ......................................          6.15(d)
Successor GP ..................................................         Recitals
Superior Partnership Proposal .................................      5.02(b)(ii)
Surveys .......................................................          6.03(b)
Survey Defect .................................................          6.03(b)
Survivor ......................................................             1.01
Tax Authority .................................................          3.09(p)
Tax Return ....................................................          3.09(p)
Taxes .........................................................          3.09(p)
Tenant Rent Roll ..............................................          3.19(a)
Termination Fee ...............................................          6.09(b)
Title Company .................................................             9.03
Title Defect ..................................................          6.03(a)
Title Policies ................................................          6.03(a)
Transaction Costs .............................................             9.03
Transactions ..................................................          3.04(a)
Transfer Taxes ................................................             6.11
Treasury Regulations ..........................................          3.09(p)
Unitholder Approval ...........................................          3.04(d)
Unitholder Meeting ............................................          6.04(b)
Unit Option ...................................................          6.07(c)
Unit Option Plan ..............................................          6.07(c)
Unit Purchase Right ...........................................          3.03(a)
Units .........................................................         Recitals
Working Capital Adjustment ....................................             9.03

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of April 16, 2004 (this "Agreement"), is by and among HRPT PROPERTIES TRUST, a Maryland real estate investment trust ("Parent"), HWP LP ACQUISITION LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent ("Purchaser"), HALLWOOD REALTY PARTNERS, L.P., a Delaware limited partnership (the "Partnership") and HALLWOOD REALTY, LLC, a Delaware limited liability company and the general partner (the "General Partner") of the Partnership.

                                    RECITALS:

      The Board of Trustees of Parent and the sole Member of the Purchaser have approved the merger (the "Merger") of the Purchaser into the Partnership on the terms and subject to the conditions set forth in this Agreement, whereby each unit of limited partner interest in the Partnership (the "Units") outstanding immediately before the closing of the Merger, shall be converted into the right to receive an amount in cash equal to the Merger Price.

      The Board of Directors of the General Partner has determined that the Merger is fair to, and in the best interests of, the holders of Units, has approved the Merger and resolved to recommend that holders of Units approve this Agreement and the Merger.

      The Parent, HRP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent ("Successor GP"), the General Partner, HWG, LLC, a Delaware limited liability company ("HWG, LLC"), Hallwood Commercial Real Estate, LLC, a Delaware limited liability company ("HCRE"), HWG Realty Investors, LLC, a Delaware limited liability company ("HWG Realty"), HWG 98 Advisors, Inc., a Delaware corporation ("HWG98"), HWG 95 Advisors, Inc., a Delaware corporation ("HWG95") and The Hallwood Group Incorporated, a Delaware corporation ("Group") (the General Partner, HWG, LLC, HCRE, HWG Realty, HWG98, HWG95 and Group are referred to collectively as the "HWG Parties"), have separately entered into an agreement (the "Purchase Agreement"), dated the same date as this Agreement, providing for the consummation of certain other transactions (the "Other Transactions"), including, without limitation, the acquisition (x) by Parent from HWG, LLC of all of the Units owned by HWG, LLC and (y) by Successor GP from the General Partner of the entire general partner interest in the Partnership immediately before the closing of the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "DRULPA") and the Delaware Limited Liability Company Act (the "DLLCA"), the Purchaser shall be merged with and into the Partnership at the Effective Time. At the Effective Time, the separate limited liability company existence of the Purchaser shall cease and the Partnership shall continue as the survivor (as such, the "Survivor") and a wholly-owned subsidiary of Parent.

      1.02 Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing (the "Closing") of the Merger shall take place at the offices of Sullivan & Worcester LLP at 10:00 a.m. on the business day following the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Law, waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and the Partnership. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

      1.03 Effective Time. On the Closing Date the Partnership shall file with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DRULPA and the DLLCA and shall make all other filings or recordings required under the DRULPA and the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of Delaware (the time the Merger becomes effective being the "Effective Time").

      1.04 Effects. The Merger shall have the effects set forth in Section 17-211 of the DRULPA and Section 18-209 of the DLLCA.

      1.05 Agreement of Limited Partnership.

            (a) The certificate of limited partnership of the Partnership shall be the certificate of limited partnership of the Survivor until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

            (b) The Amended and Restated Agreement of Limited Partnership of the Partnership ("Partnership Agreement") as in effect immediately prior to the Effective Time shall be the agreement of limited partnership of the Survivor until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

      1.06 General Partner. On the Closing Date, pursuant to the Purchase Agreement, the General Partner shall withdraw from the Partnership and the Successor GP shall be admitted to the Partnership as a successor general partner.

                                   ARTICLE II

                 EFFECT ON THE UNITS AND THE EQUITY INTERESTS IN
                     THE PURCHASER; EXCHANGE OF CERTIFICATES

      2.01 Effect on Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Units, the equity interests in Purchaser or the general partner interest in the Partnership:

            (a) Membership interests of Purchaser. Each issued and outstanding membership interest in Purchaser shall be converted into one newly issued Unit of the Survivor.

            (b) Conversion of Units.

                  (i) Each Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to 91.5% of the quotient which results by dividing:

      (x) two hundred fifty million dollars ($250,000,000), increased or decreased, as the case may be, by the Working Capital Adjustment (but not decreased to less than two hundred forty-five million dollars ($245,000,000)) (the "Gross Merger Consideration"), by

      (y) the sum of (1) the total number of Units outstanding immediately prior to the Effective Time, plus (2) the total number of Units for which Unit Options outstanding immediately prior to the Effective Time are then exercisable

      (such quotient, the "Merger Price"), without interest, less any withholding (as provided in Section 2.02(g)), upon surrender and exchange of the Certificate representing such Unit.

                  (ii) As of the Effective Time, all such Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Units shall cease to have any rights with respect thereto, except the right to receive the Merger Price, without interest, less any required withholding taxes, upon surrender of such Certificate in accordance with Section 2.02.

            (c) Unit Options. All Unit Options outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, and each holder of a Unit Option shall cease to have any rights with respect thereto, except as provided in Section 6.07.

            (d) General Partner Interest. The general partner interest in the Partnership shall remain outstanding as a general partner interest of the Survivor and no payment or distribution shall be made by the Partnership with respect thereto.

      2.02 Exchange of Certificates.

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            (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Partnership to act as paying agent (the "Paying Agent") for the payment of the Merger Price upon surrender of Certificates. The Purchaser shall, and Parent shall cause the Purchaser to, deposit with the Paying Agent prior to the Effective Time, an amount in cash which, together with the Deposit, is equal to the aggregate Merger Price payable to holders of all the Units converted pursuant to Section 2.01(b) (such cash, inclusive of the Deposit, being hereinafter referred to as the "Exchange Fund"). The expenses of the Paying Agent shall not be paid from the Exchange Fund, but shall be paid directly by the Purchaser.

            (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Survivor shall cause the Paying Agent to mail to each holder of record of Units whose Units were converted into the right to receive the Merger Price pursuant to Section 2.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate or certificates that immediately prior to the Effective Time represented outstanding Units (the "Certificates") shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Survivor, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (A) the number of Units theretofore represented by such Certificate, and (B) the Merger Price, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate. For purposes of this Article II, the Successor GP shall be deemed to be the record owner of all Units purchased pursuant to the Purchase Agreement.

            (c) No Further Ownership Rights in Units; Transfer Books. The Merger Price paid in accordance with the terms of this Article II upon conversion of Units shall be deemed to have been paid in full satisfaction of all rights pertaining to such Units, subject, however, to the Survivor's obligation to pay any distributions with a record date prior to the Effective Time that may have been declared or made by the Partnership on such Units in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the transfer books of the Survivor of Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Survivor or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

            (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent in respect thereof that has not previously been distributed pursuant to Section 2.02(f)) that remains undistributed to the holders of Units for one hundred eighty (180) days after the Effective Time shall be delivered to the Survivor, upon demand, and any holder of Units who has not theretofore complied with this

Article II shall thereafter look only to the Survivor for payment of such holder's claim for the Merger Price.

            (e) No Liability. None of Parent, Purchaser, the General Partner, the Successor GP, the Partnership, the Survivor or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Survivor, on a daily basis; provided, however, that substantially all of such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding One Billion Dollars ($1,000,000,000) (collectively, "Permitted Investments") or in money market funds which are invested solely in Permitted Investments; provided further, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Price at and after the Effective Time. Any interest and other income resulting from such Permitted Investments shall be payable to the Survivor on demand.

            (g) Withholding Rights. Parent, Purchaser or the Survivor shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any holder of Units pursuant to this Agreement, (i) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign Law, and (ii) such amounts as may be required to be deducted or withheld from or paid by holders of Units upon the order of the Court of Chancery of the state of Delaware, New Castle County in connection with the Litigation. To the extent that amounts are so deducted and withheld by Parent, Purchaser or the Survivor, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Units in respect of which such deduction and withholding was made by Parent, Purchaser or the Survivor.

            (h) Transfers of Units. If the Merger Price (or any portion thereof) is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Price that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers or assignments (with signatures guaranteed in accordance with the transmittal form) and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.

            (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Survivor, the posting by such person of a bond, in such reasonable amount as the Survivor may direct, as indemnity against any claim that may be made against Parent or the Survivor with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Price to be paid in respect of the Units represented by such Certificate, as contemplated by this Article II.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                 THE PARTNERSHIP

      The Partnership hereby represents and warrants to Parent and Purchaser that:

      3.01 Organization, Standing and Power.

            (a) Each of the Partnership and each subsidiary (a "Subsidiary") of the Partnership listed in Section 3.02 of the letter dated as of the date of this Agreement from the Partnership to the Parent and Purchaser (the "Partnership Disclosure Letter") is an entity duly organized, validly existing and in good standing under the Laws of the state of its organization and has all requisite power and authority necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its business as currently conducted.

            (b) The Partnership and each Subsidiary is duly qualified to do business in each jurisdiction where (i) the nature of its business or its ownership or leasing of its properties make such qualification necessary, or
(ii) the failure to so qualify, individually or in the aggregate, has had or could reasonably be expected to have a Partnership Material Adverse Effect.

            (c) The Partnership has delivered to Parent true, correct and complete copies of the certificate of limited partnership of the Partnership, as amended to the date of this Agreement (as so amended, the "Partnership Certificate"), and the Partnership Agreement, as amended to the date of this Agreement, and complete copies of the organizational documents of the Subsidiaries (the "Subsidiary Organizational Documents").

            (d) The Partnership Certificate, the Partnership Agreement and the Subsidiary Organizational Documents are in full force and effect, and no other organizational documents are applicable to or binding upon the Partnership or any Subsidiary.

            (e) Neither the Partnership nor any Subsidiary is in violation of any provision of the Partnership Certificate, the Partnership Agreement or the Subsidiary Organizational Documents.

      3.02 Subsidiaries; Equity Interests. The Partnership has no subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or ownership interest in any person, other than as set forth in Section 3.02 of the Partnership Disclosure Letter.

      3.03 Capital Structure.

            (a) At the close of business on the date of this Agreement, (i) 1,593,948 Units were issued and outstanding, (ii) 64,800 Units were subject to issuance upon exercise of outstanding Unit Options under the Unit Option Plan at an exercise price of $11.875 per Unit, and (iii) one unit purchase right (a "Unit Purchase Right") for each Unit outstanding was issued and outstanding, and one Unit Purchase Right was reserved for issuance in connection with each Unit Option, in accordance with that certain Unit Purchase Rights Agreement, dated as of November 30, 1990, as amended by Amendment No. 1 to Unit Purchase Rights Agreement, dated February 14, 2000, as further amended by Amendment No. 2 to Unit Purchase Rights Agreement, dated March 28, 2003, (as amended, the "Rights Agreement") between the Partnership and Equiserve Trust Company, N.A., as Rights Agent (the "Rights Agent"). Except as set forth above, at the close of business on the date of this Agreement, no other voting securities of the Partnership were issued, reserved for issuance or outstanding.

            (b) All outstanding Units are, and all such Units that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable (subject to the obligation of a limited partner to repay the amount of any distribution wrongly received from the Partnership for a period of three (3) years from the date of the distribution), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DRULPA, the Partnership Certificate, the Partnership Agreement or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Partnership is a party or otherwise bound.

            (c) Except as set forth in this Section or in Section 3.03(c) of the Partnership Disclosure Letter, there are no options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which the Partnership is a party or by which it is bound (x) obligating the Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional Units or other equity interests in, or any security convertible or exercisable for or exchangeable into Units or other equity interest in, the Partnership, or (y) obligating the Partnership to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any Units of the Partnership. Other than the Purchase Agreement, there are no unitholder agreements, voting trusts or other agreements or understandings to which the Partnership is a party or to which it is bound relating to the holding, voting or disposition of any Units of the Partnership.

            (d) The Board of Directors of the General Partner or a committee administering the Unit Option Plan has the power and authority to cause the Unit Option Plan to terminate as of the Effective Time. Following the Effective Time, no holder of a Unit Option or any participant in the Unit Option Plan or other Partnership Benefit Plan will have any right thereunder to acquire any partnership interest in the Survivor.

            (e) All Unit Options outstanding as of the date of this Agreement, the price at which they are exercisable and the vesting schedule therefor are listed on Section 3.03(e) of the Partnership Disclosure Letter.

            (f) The capital structure of each Subsidiary is as set forth in
Section 3.03(f) of the Partnership Disclosure Letter. The capital stock or other equity ownership interest in each Subsidiary is owned by the Partnership or by an affiliate of the Partnership, as set forth in Section 3.03(f) of the Partnership Disclosure Letter.

            (g) There are no options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which any Subsidiary is a party or by which it is bound (x) obligating any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, equity interests in, or any security convertible or exercisable for or exchangeable into equity interests in, any Subsidiary or (y) obligating any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking.

            (h) Each outstanding share of capital stock or other equity ownership interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable (subject to the requirements, if any, under applicable state Law, obligating any limited partner of a Subsidiary that is a limited partnership to repay the amount of any distribution wrongly received from such Subsidiary), and, except as set forth in Section 3.03(h) of the Partnership Disclosure Letter, each such share or other equity ownership interest is owned by the Partnership or another Subsidiary free and clear of all Liens, options, rights of first refusal, agreements, limitations on the Partnership's or any Subsidiary's voting rights, charges and other encumbrances whatsoever.

      3.04 Authority; Execution and Delivery; Enforceability.

            (a) The Partnership has all requisite partnership power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby (the "Transactions").

            (b) The execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the Transactions have been duly authorized by all necessary partnership action on the part of the Partnership, subject to receipt of Unitholder Approval.

            (c) The Partnership has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against the Partnership in accordance with its terms, except that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

            (d) The affirmative vote of the holders of a majority of the outstanding Units ("Unitholder Approval") is the only vote of any class or series of the Partnership's limited partner interests required to approve the Merger and adopt this Agreement.

            (e) (i) The Audit Committee of the Board of Directors of the General Partner has approved the payment of the "Purchase Price" provided for in the Purchase Agreement and the Merger Price, and (ii) the Board of Directors of the General Partner has duly adopted resolutions (A) approving this Agreement, the Merger, and the Other Transactions (including the payment to certain of the HWG Parties of the consideration to be paid to such parties pursuant to the Purchase Agreement) in accordance with the applicable provisions of the DRULPA and the Partnership Agreement, (B) determining that the terms of the Merger and the Other Transactions are fair to and in the best interests of the Partnership and its unitholders, other than the General Partner and its affiliates, and (C) recommending that the holders of Units approve and adopt this Agreement and the Merger and the transfer of the general partner interest in the Partnership pursuant to the Purchase Agreement.

      3.05 No Conflicts; Consents.

            (a) Except as set forth in Section 3.05(a) of the Partnership Disclosure Letter, the execution, delivery and performance by the Partnership of this Agreement do not, and the consummation of the Merger and the Other Transactions and compliance with the terms of this Agreement will not:

                  (i) conflict with or result in any violation of any provision of the Partnership Certificate, the Partnership Agreement or the Subsidiary Organizational Documents,

                  (ii) subject to the filings and other matters referred to in
Section 3.05(b), conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any pledge, lien, charge, mortgage, deed of trust, claims against title, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of the Partnership or any Subsidiary under, or require the consent of any person under, any provision of any Contract to which the Partnership or any Subsidiary is a party or by which any of its properties or assets is bound or affected, or

                  (iii) subject to the filings and other matters referred to in
Section 3.05(b)(i), conflict with or result in any violation of any domestic or foreign judgment, verdict, jury award, injunction, order or decree ("Judgment") or domestic or foreign statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Partnership or any Subsidiary or their respective properties or assets, except in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a Partnership Material Adverse Effect.

            (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or notice to, or Permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Partnership or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than:

                  (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Unitholder Approval (the definitive form of such proxy statement is referred to as the "Proxy Statement"), and (B) such reports under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the Other Transactions;

                  (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business;

                  (iii) such filings as may be required in connection with the Transfer Taxes described in Section 6.11; and

                  (iv) such filings as may be required after the consummation of the Merger to reflect the fact that the Merger has been consummated.

            (c) The Board of Directors of the General Partner has amended the Rights Agreement so that (i) neither Parent nor Purchaser nor any of its "affiliates" or "associates" is or will become an "Acquiring Person" (each as defined in the Rights Agreement) by reason of this Agreement, the Merger or any Other Transaction, and (ii) a "Distribution Date" (as defined in the Rights Agreement) will not occur by reason of this Agreement, the Merger or any of the Other Transactions. The Unit Purchase Rights will expire concurrently with the consummation of the Merger.

      3.06 SEC Documents; Undisclosed Liabilities.

            (a) The Partnership has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by it on or after December 31, 2000 (such reports, schedules, forms, statements and other documents, collectively with all other reports, schedules, forms, statements and other documents filed by the Partnership with the SEC, if any, being hereinafter referred to as the "Partnership SEC Documents").

            (b) As of their respective dates, the Partnership SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the rules and regulations of the SEC promulgated thereunder, to the extent applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act.

            (c) The consolidated financial statements of the Partnership included in the Partnership SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, including all applicable requirements of the Sarbanes-Oxley Act, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the
SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the financial position of the Partnership as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

            (d) Except as set forth in the financial statements included in the Partnership's Annual Report on Form 10-K for the Year Ended December 31, 2003, as of the date of those financial statements, neither the Partnership nor any Subsidiary had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected in the Partnership's financial statements, and there was no condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation. All Contingent Liabilities and off-balance sheet financing arrangements of the Partnership are identified on Section 3.06(d) of the Partnership Disclosure Letter.

      3.07 Information Supplied. Subject to Parent's and Purchaser's fulfillment of their obligations with respect thereto, the Proxy Statement will contain (or will be amended in a timely manner so as to contain) all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law; and neither the Proxy Statement nor any amendment or supplement thereto will, at the time they are filed with the SEC or published, sent or given to the Partnership's unitholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement, will, at the time of the Unitholder Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Unitholder Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, no representation or warranty is hereby made by the Partnership with respect to any information supplied by Parent or Purchaser in writing for inclusion in or incorporation by reference into, the Proxy Statement.

      3.08 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2003, the Partnership and the Subsidiaries have conducted their respective business only in the ordinary course of business, and there has not been:

            (a) any event, change, occurrence, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Partnership Material Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, limited partner interests, stock, property or otherwise) with respect to any limited partner interests of the Partnership or equity securities of any Subsidiary or any repurchase, redemption or other acquisition by the Partnership or any Subsidiary of any limited partner interests, capital stock or other equity securities of, or other ownership interests in, the Partnership or any Subsidiary;

            (c) any split, combination or reclassification of any limited partner interests, capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, limited partner interests of the Partnership or equity securities of any Subsidiary;

            (d) except as set forth in Section 3.08(d) of the Partnership Disclosure Letter, (i) any grant by any of the Partnership, any Subsidiary, or HWG, LLC to any director or officer of HWG, LLC or to any individual considered to be jointly employed by HWG, LLC and 1st Odyssey Group, Inc. ("1st Odyssey"), of any increase in compensation, bonus or other benefits, other than increases to persons who are not directors or officers of HWG, LLC, granted in the ordinary course of business consistent with past practice, or (ii) any grant or increase by the Partnership, any Subsidiary, or HWG, LLC to any such director, officer or employee of any severance, change of control or termination pay benefits;

            (e) any change in accounting methods, principles or practices by the Partnership or any Subsidiary, except for such changes as may have been required by a change in GAAP;

            (f) any (i) material elections with respect to Taxes by the Partnership or any Subsidiary, (ii) settlement or compromise by the Partnership or any Subsidiary of any material Tax liability or refund or (iii) assessment of a material Tax against the Partnership or any Subsidiary by any Governmental Entity;

            (g) any amendment of any term of any outstanding security of the Partnership or any Subsidiary;

            (h) any incurrence, assumption or guarantee by the Partnership or any Subsidiary of any indebtedness for borrowed money;

            (i) any making of any loan, advance or capital contribution to or investment in any person by the Partnership or any Subsidiary other than in connection with any acquisition or capital expenditure permitted by Section 5.01;

            (j) except as set forth in Section 3.08(j) of the Partnership Disclosure Letter, (i) any acquisition by the Partnership or any Subsidiary by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any acquisition by the Partnership or any Subsidiary of any assets that are material to the Partnership and its Subsidiaries, taken as a whole, (ii) any sale, lease, license, encumbrance or other disposition (other than Partnership Leases) of material assets of the Partnership or any Subsidiary, (iii) any material incurrence of capital expenditures by the Partnership or any Subsidiary, other than in the ordinary course of business, or (iv) any modification, amendment, assignment, termination or relinquishment by the Partnership or any Subsidiary of any Contract, license or other right that, individually or in the aggregate with all such modifications, amendments, assignments, terminations and relinquishments, has had or could reasonably be expected to have a Partnership Material Adverse Effect;

            (k) except as set forth in Section 3.08(k) of the Partnership Disclosure Letter, any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Partnership or any Subsidiary that, individually or in the aggregate, has had or could reasonably be expected to have a Partnership Material Adverse Effect;

            (l) except as provided by the Purchase Agreement, any entry by the Partnership or any Subsidiary into any commitment or transaction material to the Partnership and its Subsidiaries, taken as a whole;

            (m) any revaluation by the Partnership or any Subsidiary of any of their material assets, including but not limited to writing down the value of any Partnership Owned Property, inventory or writing off of notes or accounts receivable, other than in the ordinary course of business; or

            (n) any agreement, commitment or undertaking to take any action referred to in Sections 3.08(a) through 3.08(m).

      3.09 Taxes.

            (a) Each of the Partnership and each Subsidiary listed in Section 3.09(a) of the Partnership Disclosure Letter (a "Subsidiary Partnership") is, and since its formation has been, properly characterized as a partnership (or a "disregarded entity" under Treasury Regulation Sections 301.7701-2 and 301.7701-3) for United States federal (and except as set forth in Section 3.09(a) of the Partnership Disclosure Letter for state or local) income tax purposes and not as an association taxable as a corporation and for avoidance of doubt has never been a "publicly traded partnership" treated as a corporation under Section 7704 of the Code (or any similar Tax Law). The Subsidiaries listed in Section 3.09(a) of the Partnership Disclosure

Letter represent all of the Subsidiaries characterized as partnerships (or "disregarded entities," as the case may be) for U.S. federal income tax purposes. Except as disclosed in Section 3.09(a) of the Partnership Disclosure Letter, for each Taxable year since the Partnership's inception:

                  (i) ninety percent (90%) or more of the gross income of the Partnership (as measured under the Code) has consisted of "qualifying income" as defined by Section 7704(d) of the Code;

                  (ii) neither the Partnership nor any Subsidiary Partnership (including for this purpose any partnership or disregarded entity for tax purposes in which the Partnership or any Subsidiary Partnership directly or indirectly held or holds an interest) has received or accrued, or will receive or accrue, rent with respect to any property attributable to personal property, except where the average adjusted bases (for Taxable years beginning after December 31, 2000, the average fair market value) of the personal property with respect to such property at the beginning and at the end of such Taxable year, leased in connection with each lease of real property, do not exceed fifteen (15%) of the average adjusted bases (for Taxable years beginning after December 31, 2000, the average fair market value) of the real property and the personal property together with respect to such property at the beginning and at the end of such Taxable year, all within the meaning of Section 856(d)(1) of the Code;

                  (iii) neither the Partnership nor any Subsidiary Partnership (including for this purpose any partnership or disregarded entity for tax purposes in which the Partnership or any Subsidiary Partnership directly or indirectly held or holds an interest) has received or accrued, or will receive or accrue, directly or indirectly, any rent or interest with respect to real or personal property, including base rent, percentage rent or any other amount received or accrued in the nature of rent or interest, where the determination of the amount of rent or interest depends in whole or in part on the income or profits derived by any person from the property, except where rent or interest is based on a fixed percentage or percentages of receipts or sales within the meaning of Section 856(d)(2)(A) or Section 856(f)(1)(A) of the Code;

                  (iv) any sublease interest entered into between the Partnership's or any Subsidiary Partnership's (including for this purpose any partnership or disregarded entity for tax purposes in which the Partnership or any Subsidiary Partnership directly or indirectly held or holds an interest) tenants and their subtenants has not been based and will not be based, in whole or in part, on the income or profits of any person; and

                  (v) each of the Partnership and each Subsidiary Partnership (including for this purpose any partnership or disregarded entity for tax purposes in which the Partnership or any Subsidiary Partnership directly or indirectly held or holds an interest) has not received or accrued, and will not receive or accrue, directly or indirectly, rent or any other consideration under a lease from any person in which the Partnership or any Subsidiary Partnership (including for this purpose any partnership or disregarded entity for tax purposes in which the Partnership or any Subsidiary Partnership directly or indirectly held or holds an interest) owned or owns (a) in the case of a corporation, 9.5 percent or more of the total combined voting power of all classes of stock entitled to vote, or 9.5 percent or more of the value or total number of shares of all classes of stock, or (b) in the case of an entity other than a corporation, an interest of 9.5 percent or more in the assets or net profits of such entity (it being understood that for purposes of determining ownership in the Partnership or any Subsidiary Partnership, in a tenant or in any other person, the constructive ownership rules specified in Section 318 of the Code (as modified by Sections 856(d)(5) and 7704(d)(3)(B) of the Code) shall apply).

            (b) Except as will not and could not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each of the Partnership and each Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (including those returns requiring estimates of Tax payments) required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Such Tax Returns have been prepared in accordance with all applicable Laws. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid. Section 3.09(b) of the Partnership Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which the Partnership or any Subsidiary currently files Tax Returns.

            (c) Except as set forth in Section 3.09(c) of the Partnership Disclosure Letter, (i) neither the Partnership nor any Subsidiary requested any extension of time in which to file any Tax Return, which Tax Return has not since been filed, and (ii) no audits, investigations or other proceedings by a Governmental Entity are presently pending against the Partnership or any Subsidiary that could materially affect the liability of the Partnership and its Subsidiaries, taken as a whole, for Taxes, and no notification has been received by the Partnership or any Subsidiary that any such audit, investigation or proceeding is threatened. Section 3.09(c) of the Partnership Disclosure Letter includes a list of all issues in dispute in any audit, investigation or proceeding against the Partnership or any Subsidiary and an estimate of the amount of Tax in dispute as to each issue.

            (d) The most recent financial statements contained in the Partnership SEC Documents reflect an adequate reserve for all Taxes payable by the Partnership and its Subsidiaries, taken as a whole, for all Taxable periods and portions thereof through the date of such financial statements. No material claim or deficiency with respect to any Taxes has been threatened, proposed, asserted or assessed against the Partnership or any Subsidiary, and no waivers or extensions of the statute of limitations for assessments or payment with respect to any Taxes of the Partnership or any Subsidiary are pending.

            (e) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Partnership or any Subsidiary. Neither the Partnership nor any Subsidiary is bound by any agreement with respect to Taxes. Neither the Partnership nor any Subsidiary has ever been a member of any "affiliated group" of corporations within the meaning of Section 1504(a) of the Code. Other than with respect to the Partnership or a Subsidiary Partnership, neither the Partnership nor any Subsidiary Partnership is party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Tax purposes.

            (f) Within the past three (3) years, neither the Partnership nor any Subsidiary has made any change in Tax reporting method, received a ruling from any Tax Authority or signed an agreement with regard to Taxes, other than any ruling received or agreement signed in the ordinary course of business with respect to real estate Taxes. Section 3.09(f) of the Partnership Disclosure Letter describes the real estate Taxes paid or payable with respect to each Partnership Owned Property for each of the last three years.

            (g) To the extent that the Tax Returns of the Partnership and each Subsidiary have been examined by the applicable Tax Authorities (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for periods through and including December 31, 2003, no material adjustments were asserted as a result of such examinations which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any audit that, if raised with respect to any other period not so audited, could be expected to result in a proposed material deficiency for any period not so audited.

            (h) Neither the Partnership nor any Subsidiary has made or filed an election under Sections 108, 441 or 1017 of the Code.

            (i) Neither the Partnership nor any Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Neither the Partnership nor any Subsidiary has any property or asset which is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (j) Neither the Partnership nor any Subsidiary is liable for any material Taxes to the Tax Authority of any foreign country. Neither the Partnership nor any Subsidiary has or has had a permanent establishment in any foreign country, as defined by the laws of such foreign country as supplemented by any applicable Tax treaty or convention between the United States and such foreign country.

            (k) Neither the Partnership nor any Subsidiary is required to include in income any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by the Partnership or any Subsidiary, and no Tax Authority has proposed any such adjustment or change in accounting method.

            (l) Neither the Merger under this Agreement nor any Other Transaction will terminate, invalidate or cause the recapture of any Tax abatements, Tax credits, Tax exemptions, or Tax rebates which are in effect for the Partnership or any Subsidiary, all of which are described in Section 3.09(l) of the Partnership Disclosure Letter.

            (m) Fifty percent (50%) or more of the value of the gross assets of the Partnership consist of "U.S. real property interests" (as defined under Section 897 of the Code) and ninety percent (90%) or more of the value of the gross assets of the Partnership consist of "U.S. real property interests" plus cash or cash equivalents (as defined under Treasury Regulation Section 1.1445-11T(d)).

            (n) Except as set forth in Section 3.09(n) of the Partnership Disclosure Letter, no Subsidiary has Subchapter C current or accumulated earnings and profits (as measured for Code purposes).

            (o) Except as set forth in Section 3.09(o) of the Partnership Disclosure Letter, the Partnership (i) has not made an election pursuant to
Section 10.08 of Internal Revenue Service Revenue Procedure 89-31, 1989-1 C.B. 895 relating to withholding on effectively connected income allocable to "foreign partners" (as defined in Section 1446(e) of the Code) and (ii) has complied with the withholding requirements with respect to any "foreign partners" (as defined in Section 1446(e) of the Code) consistent with Section 10 of Internal Revenue Service Revenue Procedure 89-31, 1989-1 C.B. 895.

            (p) For purposes of this Agreement:

      "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

      "Taxes" means any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges (whether or not determined on a consolidated, combined or stand alone basis) imposed by any federal, state, local or foreign governmental entity and interest, penalties or additions to tax attributable thereto.

      "Tax Return" means any federal, state, local, provincial or foreign Tax return, declaration, statement, report, schedule, form or information return or any amended Tax return relating to Taxes.

      "Treasury Regulations" means one or more regulations promulgated under the Code by the Treasury Department of the United States.

      3.10 Absence of Changes in Benefit Plans. Neither the Partnership nor any Subsidiary has or ever had any employees. The individuals who perform services for the Partnership are currently employees of HWG, LLC through 1st Odyssey, a professional employer organization. None of the Partnership, the Subsidiaries or HCRE is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the General Partner, HCRE or 1st Odyssey.

      3.11 ERISA Compliance; Excess Parachute Payments.

            (a) Section 3.11(a) of the Partnership Disclosure Letter contains a list of all plans or arrangements providing compensation or benefits to any current or former employee (including those individuals considered to be jointly employed by 1st Odyssey and HWG, LLC), officer or director or consultant of HWG, LLC, or with respect to which the Partnership or any ERISA Affiliate of the Partnership has or may have any liability:

                  (i) "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), collective bargaining agreement, or bonus, pension, profit sharing, deferred compensation, incentive compensation, Unit ownership, Unit purchase, Unit option, retirement, thrift, savings, Unit bonus, restricted Units, cafeteria, severance, disability, medical or other compensation or benefit plan, (each of the foregoing, a "Partnership Benefit Plan," and collectively, "Partnership Benefit Plans"); and

                  (ii) employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements, non-compete agreements, confidentiality agreements, nonsolicitation and business diversion agreements or tax gross-up agreements (each a "Partnership Benefit Agreement," and collectively, "Partnership Benefit Agreements").

            (b) Except as set forth in Section 3.11(b) of the Partnership Disclosure Letter, since December 31, 2003, there has not been any adoption or amendment in any material respect of any Partnership Benefit Plan or Partnership Benefit Agreement.

            (c) The Partnership has made available to Purchaser true, complete and correct copies of:

                  (i) each Partnership Benefit Plan and Partnership Benefit Agreement (or, in the case of any unwritten Partnership Benefit Plan or Partnership Benefit Agreement, a description thereof);

                  (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Partnership Benefit Plan (if any such report was required under ERISA);

                  (iii) the most recent summary plan description for each Partnership Benefit Plan for which a summary plan description is required; and

                  (iv) each trust agreement and group annuity contract relating to any Partnership Benefit Plan.

            (d) Except as set forth in Section 3.11(d) of the Partnership Disclosure Letter, all Partnership Pension Plans that are eligible to do so have received favorable determination letters from the Internal Revenue Service, to the effect that such Partnership Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Partnership, has revocation been threatened, nor has any such Partnership Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no material pending or, to the knowledge of the Partnership, threatened litigation relating to the Partnership Benefit Plans or Partnership Benefit Agreements. Each Partnership Benefit Plan and Partnership Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by all applicable laws, including but not limited to ERISA and the Code, which are applicable thereto, except to the extent that any failure to comply, individually or in the aggregate, could not reasonably be expected to have a Partnership Material Adverse Effect.

            (e) No Partnership Benefit Plan is or has been subject to Title IV of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Partnership with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or any ERISA Affiliate. None of such Partnership Benefit Plans and trusts has been terminated. No Partnership Benefit Plan is a multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA, and the Partnership has not incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205. For the purposes hereof, "ERISA Affiliate" of any person means any other person which, together with such person, would be treated as a single employer under
Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414(b) or (c) of the Code.

            (f) With respect to any Partnership Benefit Plan that is an employee welfare benefit plan, (i) each such Partnership Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and
(ii) each such Partnership Benefit Plan (including any such Partnership Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Partnership on or at any time after the Effective Time. There are no obligations for retiree health and life benefits under any Partnership Benefit Plan or Partnership Benefit Agreement.

            (g) Except as disclosed in Section 3.11(g) of the Partnership Disclosure Letter, the consummation of the Merger or any Other Transaction will not (i) entitle any employee, officer or director of the Partnership, the General Partner or HCRE to severance pay or an election to terminate and receive severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Partnership Benefit Plans or Partnership Benefit Agreements, or (iii) result in any breach or violation of, or a default under, any of the Partnership Benefit Plans or Partnership Benefit Agreements.

            (h) No amount or economic benefit that could be received (whether in cash or property or the vesting of property) under any Partnership Benefit Plan or Partnership Benefit Agreement or otherwise as a result of the Merger, any Transaction, any Other Transaction, or any other event (including upon, as a result of or in connection with a termination of employment on or following the Effective Time) by any employee, officer or director of the General Partner, HCRE or any of their affiliates who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1, Q&A 15) will be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). The payments and estimated cost of benefit continuation that could be provided to disqualified individuals as a result of the Merger, any Transaction, any Other Transaction, or any other event (including upon, as a result of or in connection with a termination of employment on or following the Effective Time) are listed on Section 3.11(h) of the Partnership Disclosure Letter.

            (i) After the Closing, the Partnership will not have any obligation, liability or expense under or with respect to any Partnership Benefit Plan or Partnership Benefit Agreement to any person, including any employee, service provider or insurer (other than such obligations, liabilities or expenses incurred prior to the Effective Time which are reflected or reserved against in the financial statements of the Partnership (or the notes thereto) or are otherwise taken into account in determining the Working Capital Adjustment).

      3.12 Litigation.

            (a) Except as set forth in Section 3.12(a) of the Partnership Disclosure Letter and other than routine appeals relating to real property Tax assessments, there is no suit, claim, action, proceeding or investigation pending against, or to the knowledge of the Partnership threatened against or affecting, the General Partner, the Partnership or any Subsidiary or any of their respective properties before any arbitrator, court or other Governmental Entity (and neither the Partnership nor any Subsidiary is aware of any basis for any such suit, action, proceeding or investigation) that, individually or in the aggregate, could reasonably be expected to have a Partnership Material Adverse Effect.

            (b) Except as set forth in Section 3.12(b) of the Partnership Disclosure Letter, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Partnership or any Subsidiary, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement or the Other Transactions.

            (c) Except as set forth in Section 3.12(c) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary is subject to any outstanding Judgment against them or naming them as a party.

      3.13 Compliance with Applicable Laws.

            (a) Except as set forth in Section 3.13(a) of the Partnership Disclosure Letter, the Partnership and each Subsidiary is, and their operations are being conducted, in compliance with all applicable Laws, except for such failures to comply as, individually or in the aggregate, could not reasonably be expected to have a Partnership Material Adverse Effect.

            (b) Except as set forth in Section 3.13(b) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary has received any written notice: (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Partnership or any Subsidiary or (ii) during the past two (2) years, from any Governmental Entity alleging that the Partnership or any Subsidiary is not in compliance in any material respect with any applicable Law.

            (c) The Partnership and each Subsidiary, to their knowledge, has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities ("Permits") necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on their business and operations as now conducted, except for the failure to have such Permits that, individually or in the aggregate, has not had and could not reasonably be expected to have a Partnership Material Adverse Effect. Neither the Partnership nor any Subsidiary has received notice of any defaults under, or violations of, any such Permit, except for such defaults and violations that, individually and in the aggregate, have not had and could not reasonably be expected to have a Partnership Material Adverse Effect. The Merger, in and of itself, will not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, could reasonably be expected to have a Partnership Material Adverse Effect.

            (d) This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, or to environmental matters, which are the subject of Section 3.14.

      3.14 Environmental Matters.

            (a) Each of the Partnership, each Subsidiary and each Partnership Real Property is, and within the period of all applicable statutes of limitation has been, in material compliance with all applicable Environmental Laws.

            (b) Each of the Partnership and each Subsidiary holds and is, and within the period of all applicable statutes of limitation has been, in material compliance with all Permits required to conduct its business and operations under all applicable Environmental Laws.

            (c) Except as disclosed in Section 3.14(c) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary has received any written Environmental Claim against it, and neither the Partnership nor any Subsidiary has knowledge of any such Environmental Claim being threatened.

            (d) To the knowledge of the Partnership and each Subsidiary, no Hazardous Substance or other conditions are present on any property owned, leased or operated by the Partnership or any Subsidiary, or at any other location, that are in violation of any applicable

Environmental Law or are reasonably likely to form the basis of any Environmental Claim against the Partnership or any Subsidiary or against any person (including any predecessor of the Partnership or any Subsidiary) whose liability the Partnership or any Subsidiary has retained or assumed either contractually or by operation of law.

            (e) Neither the Partnership nor any Subsidiary has entered into or agreed to any Governmental Entity decree, order or agreement or is subject to any Judgment or order relating to compliance with, or to investigation or cleanup, or to liability, under any Environmental Law.

            (f) No person has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to any liability, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws.

            (g) None of the property owned, leased or operated by the Partnership or any Subsidiary contains (i) any underground storage tanks, (ii) any friable asbestos, (iii) any urea formaldehyde foam insulation, or (iv) any landfills, surface impoundments or disposal areas.

            (h) None of the property now or formerly owned, operated or leased by the Partnership or any Subsidiary is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Comprehensive Environmental Response, Compensation and Liability Information System or on any analogous list maintained by any Governmental Entity.

            (i) True and complete copies of all environmental reports, studies and analyses possessed or commissioned by the Partnership or any Subsidiary have been provided to Parent and are listed on Section 3.14(i) of the Partnership Disclosure Letter.

            (j) For purposes of this Agreement:

      "Environmental Claim" means any claim, demand, action, suit, complaint, proceeding, directive, investigation, information request, Lien, demand letter or notice of noncompliance, violation or liability by any person asserting liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (x) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location, (y) circumstances forming the basis of any violation or alleged violation of any Environmental Law or any Permit issued under any Environmental Law, or (z) matters otherwise relating to obligations or liabilities under any Environmental Law.

      "Environmental Laws" means any and all applicable federal, state, local, foreign statutes, regulations, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or human health as affected by the environment or pollutants, contaminants, chemicals, industrial, hazardous, toxic, explosive or radioactive substances, materials or waste (including employee health and safety).

      "Hazardous Substance" means all explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes, asbestos, asbestos-containing materials, pollutants and contaminants (including petroleum or any fraction thereof) and all other substances, materials or wastes, whether or not defined as such, that are regulated pursuant to or that could result in liability under any applicable Environmental Law.

      3.15 Contracts.

            (a) Except as set forth in Section 3.15(a) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary is a party to or bound by or otherwise subject to any Contracts of the following nature (collectively, the "Material Contracts"):

                  (i) any Contract which restricts the Partnership or any of its affiliates from competing in any line of business or with any person in any geographical area;

                  (ii) any Contract involving (A) the acquisition, merger or purchase of all or substantially all the assets or business of a third party,
(B) the purchase or sale or other transfer of assets, or a series of purchases or sales or other transfers of assets involving consideration of $100,000 or more or any Partnership Real Property, or (C) the grant to any person of any preferential right to purchase or lease any material asset or assets of the Partnership or any Subsidiary;

                  (iii) any Contract that contains a "change in control" or similar provision pursuant to which the execution and delivery of this Agreement, the consummation of the Merger or any of the Other Transactions would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit;

                  (iv) any Contract, including any mortgage or other grant of security interests, guarantee or note, relating to the borrowing of money;

                  (v) any Contract to indemnify for any Environmental Claim or any other liability or cost with respect to any Environmental Law;

                  (vi) any Contract that would prohibit or materially delay the consummation of the Merger or any of the Other Transactions;

                  (vii) any other Contract that is material to the business, assets, condition (financial or otherwise), prospects or results of operations of the Partnership and its Subsidiaries, taken as a whole (provided Partnership Leases identified on the Tenant Rent Roll need not be separately listed in
Section 3.15(a)(vii) of the Partnership Disclosure Letter).

                  (viii) any Contract with the General Partner or an affiliate of the General Partner; or

                  (ix) any "material contract" (as such term is defined in item 601(b)(10) of regulation S-K of the SEC).

            (b) Except as, individually or in the aggregate, could not reasonably be expected to have a Partnership Material Adverse Effect, neither the Partnership nor any Subsidiary is in breach or default (and no event has occurred that, with notice or the lapse of time or both, would constitute a default by the Partnership or any Subsidiary) under any Material Contract nor, to the knowledge of the Partnership or any Subsidiary, is any other party to any Material Contract in breach or default thereunder (and no event has occurred that, with notice or the lapse of time or both, would constitute such a default).

      3.16 Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Lehman Brothers Inc. ("Lehman Brothers"), the fees and expenses of which will be paid by the Partnership, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with, the Merger and the Other Transactions based upon arrangements made by or on behalf of the Partnership or any Subsidiary. The Partnership has furnished to Parent a true and complete copy of all agreements between the Partnership (or any Subsidiary) and Morgan Stanley and Lehman Brothers Inc. relating to the Merger and the Other Transactions and disclosed to Parent all fees and expenses to be paid to such advisors.

      3.17 Opinion of Financial Advisors. The Partnership has received (a) the opinion of Morgan Stanley, dated April 15, 2004, that the aggregate consideration to be received by the holders of the limited and general partnership interests of the Partnership pursuant to this Agreement and the Purchase Agreement is fair from a financial point of view to such holders, and
(b) the opinion of Lehman Brothers, dated April 15, 2004, that (i) the consideration to be received by the holders of Units (other than the General Partner and its affiliates, including but not limited to HWG, LLC) in connection with the Merger, taking into account the consideration received by or otherwise allocated to the General Partner or its affiliates, on the one hand, and the holders of the Units (other than the General Partner and its affiliates as holders of Units), on the other hand, is fair, from a financial point of view, to the holders of Units of the Partnership (other than the General Partner and its affiliates, including but not limited to HWG, LLC), and (ii) the allocation of the consideration between the General Partner and its affiliates, on the one hand, and the holders of the Units (other than the General Partner and its affiliates as holders of Units), on the other hand, is reasonable.

      3.18  Properties.

            (a) Section 3.18(a) of the Partnership Disclosure Letter sets forth:

                  (i) all real properties (indicating the name of the owner and the address or location of the property) owned by the Partnership or any Subsidiary (the "Partnership Owned Property"), and

                  (ii) all real properties (indicating the name of the lessee and lessor and the address or location of the property) leased or operated by the Partnership or any Subsidiary as lessee (the "Partnership Leased Property").

The Partnership Owned Property and the Partnership Leased Property are referred to as the "Partnership Real Property."

            (b) The Partnership or the Subsidiaries own fee simple title to the Partnership Owned Property and a valid leasehold interest in the Partnership Leased Property.

            (c) Each Partnership Owned Property is owned and each Partnership Leased Property is leased free and clear of Liens and Laws affecting building use or occupancy, or reservations of an interest in title or other encumbrances on title (collectively "Encumbrances"), except for the Mortgage Documents related to those loans listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter and "Permitted Encumbrances" which means:

                  (i) The rights of the tenants, as tenants only, under the Partnership Leases;

                  (ii) Any title exceptions arising out of the acts of Purchaser;

                  (iii) Encumbrances affecting only the leasehold estate of a tenant under a Partnership Lease which is permitted under the terms of such Partnership Lease;

                  (iv) real property Taxes and assessments encumbering the Partnership Real Property, not yet due and payable; and

                  (v) any and all easements, rights-of-way, protrusions, encroachments and such other Encumbrances that, individually or in the aggregate, do not detract in any material respect from the value, as currently operated, of any Partnership Real Property or impose any material restriction or limitation on the Partnership's (or any Subsidiary's) current use of any Partnership Real Property.

            (d) The Partnership and the Subsidiaries have not received notice of, and have no other knowledge or information of, any violation of, or pending or contemplated change in, any Legal Requirements or Permits applicable to the Partnership Real Property or abutting streets and alleys, or of any pending or threatened judicial or administrative action, or any action pending or threatened by adjacent landowners or other persons, relating to the Partnership Real Property, and there are no Legal Requirements which would prohibit or preclude the reconstruction or repair of any buildings, fixtures or other improvements located at any Partnership Owned Property following a casualty thereto "as of right." "Legal Requirements" means (i) any and all Laws, Judgments, restrictive covenants or other written or oral agreements, and (ii) any and all insurance requirements, documents or instruments, relating to the Partnership Real Property or to or by which the Partnership Real Property or its owner may be bound or encumbered.

            (e) Except as set forth in Section 3.18(e) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary has received written notice that any condemnation proceedings or similar actions or proceedings are now pending or threatened with respect to the Partnership Real Property or any part thereof.

            (f) On the Closing Date, none of the Partnership Real Property will be subject to any materialmen's, mechanics' lien or other similar Lien other than those which are (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings.

            (g) All documents and instruments delivered or made available to Parent or Purchaser in connection with the Partnership (or any Subsidiary) are true, accurate and complete copies of such items in its possession or control.

            (h) To the Partnership's and the Subsidiaries' knowledge, all utilities and services necessary for the use and operation of the Partnership Real Property (including, road access, gas, water, electricity and telephone) are available thereto. To the Partnership's and the Subsidiaries' knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Partnership Real Property.

            (i) To the Partnership's and the Subsidiaries' knowledge, other than the amounts disclosed by bills or statements for local real estate Taxes and assessments of any kind (special, bond or otherwise), copies of which have previously been made available to Parent, and other than as disclosed in Section 3.09(f) of the Partnership Disclosure Letter, no such Taxes or assessments are or have been levied with respect to the Partnership Real Property, or any portion thereof, there have been no increases in such Taxes or assessments since December 31, 2003 and neither the Partnership nor any Subsidiary has received notice that any levy for any such Taxes or assessments is pending or threatened.

            (j) Neither the Partnership nor any Subsidiary has received any written notice from any insurance carrier of defects or inadequacies in any Partnership Real Property which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

            (k) The Partnership Real Property, including the buildings, fixtures and other improvements forming a part thereof and the equipment located therein or serving the same, is in a state of good repair and maintenance and sound operating condition, with adequate parking, and has been maintained in a manner consistent with good real estate management practices.

            (l) The Partnership or a Subsidiary owns all material items of tangible personal property located at the Partnership Real Property (other than such property which is owned by tenants under Partnership Leases, their employees, guests or contractors or by third party service providers and their employees or subcontractors) free and clear of all Liens and the same is in a state of good repair and maintenance and sound operating condition.

            (m) There are no defaults, and to the knowledge of the Partnership and the Subsidiaries, there exist no facts or circumstances which with the giving of notice, the passage of time or both would constitute a default under any lease pursuant to which the Partnership or a Subsidiary leases Partnership Leased Property from a third party. Each such lease is in full force and effect. A true, complete and accurate copy of each such lease (including any amendments thereof) has been delivered to the Parent.

            (n) There are no defaults, and to the knowledge of the Partnership and the Subsidiaries, there exist no facts or circumstances which with the giving of notice, the passage of time or both would constitute a default under any Mortgage Document. The Partnership has provided to the Parent true, complete and accurate copies of all of the Mortgage Documents. Section 3.18(n) of the Partnership Disclosure Letter sets forth a true, complete and accurate list of the Partnership Owned Properties which are encumbered by Mortgage Documents, the debt secured thereby, the dates on which such debt was originally incurred, the original principal amounts of the debt secured thereby, the current outstanding principal amount, the interest rates and the maturity date of such debt.

            (o) Section 3.18(o) of the Partnership Disclosure Letter lists all of the Contracts pertaining to the management, operation or servicing of any Partnership Real Property which (i) obligate the Partnership or any Subsidiary to incur charges in excess of $50,000 annually and (ii) are not terminable without fee or penalty upon thirty (30) or fewer days' notice.

            (p) Except as set forth in Section 3.18(p) of the Partnership Disclosure Letter and subject to the terms of the Mortgage Documents, on the Closing Date immediately after the Merger neither the Partnership nor any Subsidiary will be party to or bound by or otherwise subject to any Contract which constrains or limits (or purports to constrain or limit) Parent's, the Partnership's or any Subsidiary's ability to, from time to time, engage and replace property managers for the Partnership Real Property, and Section 3.18(p) of the Partnership Disclosure Letter contains an accurate, true and complete description of such constraints and limitations.

            (q) Except as set forth in Section 3.18(q) of the Partnership Disclosure Letter, all income of the Partnership and the Subsidiaries from and after the Closing Date under each Partnership Lease (as in effect on the Closing
Date) will qualify as "rents from real property" pursuant to Section 856(d) of the Code, and without limiting the generality of the foregoing, (i) each unattended parking facility (if any) at each Partnership Owned Property complies with (and can, without breach of or penalty under any Partnership Lease, continue to comply with) Situation 1 or Situation 2 of Internal Revenue Service Revenue Ruling 2004-24, 2004-10 I.R.B. 550, (ii) each attended parking facility (if any) at each Partnership Owned Property complies with (and can, without breach of or penalty under any Partnership Lease, continue to comply with) Situation 3 of such Revenue Ruling 2004-24, and (iii) neither valet services nor detailing services are provided at any parking facility at any Partnership Owned Property.

            (r) Except as set forth in Section 3.18(r) of the Partnership Disclosure Letter, neither the Partnership nor any Subsidiary has altered or otherwise modified any of the improvements located on any Partnership Owned Property in a manner that would affect the location, exterior lines or footprints of such improvements since the date of the Survey (as hereinafter defined) for such Partnership Owned Property and neither the Partnership nor any Subsidiary has constructed any additional alterations or improvements on any Partnership Owned Property since the date of the Survey for such Partnership Owned Property. Any buildings located on any Partnership Owned Property are identical to the buildings shown on the Survey for such Partnership Owned Property. To the knowledge of the Partnership and each Subsidiary, each Survey accurately depicts the location of all Improvements located on each Partnership Owned Property.

      3.19 Leases.

            (a) The Partnership has previously delivered to Purchaser the rent roll for each property included in the Partnership Owned Property as of April 12, 2004 described in Section 3.19(a) of the Partnership Disclosure Letter (the "Tenant Rent Roll") and the information set forth in the Tenant Rent Roll is correct and complete in all material respects as of the date thereof. All leases, subleases, licenses and other occupancy agreements affecting the Partnership Real Property (other than the leases pursuant to which the Partnership or any Subsidiary leases from third parties the Partnership Leased Property) (the "Partnership Leases") as of the date of the Tenant Rent Roll are set forth on the Tenant Rent Roll.

            (b) The Partnership has previously delivered to Purchaser true, complete and correct copies of all of the Partnership Leases and all of the brokerage agreements to which it is a party, including all amendments, modifications and supplements thereto.

            (c) Except as expressly set forth in Section 3.19(c) of the Partnership Disclosure Letter, there are no adverse or other parties in possession of the Partnership Real Property, or of any part thereof, except the Partnership (and the Subsidiaries) and tenants or licensees under the Partnership Leases, and no party has been granted any license, lease or other right relating to the use, occupancy or possession of the Partnership Owned Property, or any part thereof, except tenants or licensees under the Partnership Leases.

            (d) The Tenant Rent Roll together with Section 3.19(d) of the Partnership Disclosure Letter contains a true, complete and accurate list of each tenant under a Partnership Lease and summary of the economic terms of each Partnership Lease including the fixed or minimum rent and additional rent payable throughout the term, the percentage of operating expenses and Taxes, operating expense and Tax stops, the amount currently payable in connection with operating expenses and/or Taxes, the security deposit and the other material terms, the demised premises, the term, any abatement, set-off, renewal, extension, purchase, termination, expansion, contraction, or exclusive rights or other rights to lease.

            (e) Except as expressly set forth in Section 3.19(e) of the Partnership Disclosure Letter or the Tenant Rent Roll:

                  (i) each Partnership Lease is in good standing and in full force and effect, and the economic and other material terms (e.g., term and renewal, termination, expansion and contraction options) of the Partnership Leases have not been amended, modified, or supplemented in any way that has not been shown on the Tenant Rent Roll;

                  (ii) the Partnership Leases constitute all written and oral agreements of any kind for the leasing, rental, or occupancy of any tenant space constituting a portion of the Partnership Owned Property and have been duly executed and delivered on behalf of tenants pursuant to proper authority therefor;

                  (iii) each Partnership Lease constitutes a legally valid instrument binding and enforceable upon the tenant thereunder in accordance with its terms, subject to equitable principles of general application (whether in a proceeding at law or in equity) and applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the exercise of judicial discretion.

                  (iv) no rental under any Partnership Lease has been collected in advance of the current month, and there are no refunds, credits, concessions, bonuses, free months' rental, rebates, finish-out allowances in or other agreements or matters affecting the rental for any tenant under any Partnership Leases;

                  (v) the Partnership is the owner of the entire lessor's interest in and to each of the Partnership Leases, subject to the Permitted Encumbrances, and none of the Partnership Leases or the rentals or other sums payable thereunder has been assigned or otherwise encumbered except as security for the loans that are presently secured by liens and security interests in the Partnership Owned Property identified in Section 3.18(n) of the Partnership Disclosure Letter;

                  (vi) no tenant has asserted any claim that would materially affect the collection of rent from such tenant;

                  (vii) none of the Partnership, any of the Subsidiaries, any tenant or any licensee is in default or breach of a Partnership Lease and no tenant or licensee has any right to credits, offsets or deductions under its Partnership Lease;

                  (viii) to the Partnership's and the Subsidiaries' knowledge, there are no facts or circumstances which with notice, the passage of time or both would constitute a default under any Partnership Lease by the Partnership, any Subsidiary, any tenant or licensee;

                  (ix) neither the Partnership nor any Subsidiary has received written notice of and, to the Partnership's and the Subsidiaries' knowledge, there is no insolvency or bankruptcy proceeding (pending, contemplated or threatened) involving any such tenant;

                  (x) all of the Partnership Leases are the result of bona fide arms-length negotiations between the parties;

                  (xi) none of the rents or other charges billed to or collected from any tenant violate any Legal Requirements;

                  (xii) the Partnership and the Subsidiaries have delivered, and each tenant or licensee under a Partnership Lease has accepted, its premises;

                  (xiii) other than customary ongoing maintenance and repair obligations, any work and all other improvements to the premises demised under a Partnership Lease required to be furnished or constructed by the lessor thereunder pursuant to its terms have been completed and any lease buyout costs and/or design allowances, construction allowances or other allowances to which the tenant or licensee thereunder may now or thereafter be entitled have been paid in full;

                  (xiv) all leasing fees and commissions pertaining to the Partnership Leases have been paid in full;

                  (xv) none of the Partnership Leased Property is leased by the Partnership to third parties;

                  (xvi) the lessor's liability under each Partnership Lease is limited to its interest in the Partnership Owned Property to which such Partnership Lease pertains; and

                  (xvii) each Partnership Lease and the tenant's rights thereunder are (or at landlord's election, can be made) subject and subordinate to the lien of any mortgage, deed of trust, deed to secure debt, ground or underlying lease now or hereafter encumbering the applicable Partnership Owed Property subject only to the holder thereof agreeing not to disturb such tenant's occupancy on customary terms.

      3.20 Intellectual Property.

            (a) Each of the Partnership and each Subsidiary owns the right, title and interest, free and clear of any Lien, including, any restriction on use, voting, transfer, receipt of income or other exercise of any attributes of ownership, in and to, or a license to use, or otherwise have the right to use, all patents and patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, domain names, corporate names and goodwill associated therewith, and copyrights, technology, trade secrets know-how, processes, confidential business information, seismic rights, geological data, geophysical data, engineering data, maps, interpretations and other proprietary intellectual property rights and computer software ("Intellectual Property") currently used in the conduct of the business of such Partnership or such Subsidiary, except where the failure to so own, be licensed or otherwise have the right to use such Intellectual Property could not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

            (b) No person has notified the Partnership or any Subsidiary that the Partnership's or any Subsidiary's use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Partnership or any Subsidiary that could reasonably be expected to have a Partnership Material Adverse Effect, and, to the Partnership's or any Subsidiary's knowledge, no person is infringing on any right of the Partnership or any Subsidiary with respect to and no action is pending or to the knowledge of the Partnership or any Subsidiary threatened, which challenges, and neither the Partnership nor any Subsidiary is aware of any fact which, individually or in the aggregate, could reasonably be argued to detrimentally affect the validity, enforceability, use or ownership of, any such Intellectual Property.

            (c) No claims are pending or, to the Partnership's or any Subsidiary's knowledge, threatened that any activity of the Partnership or any Subsidiary now conducted or presently contemplated to be conducted, infringes, violates or otherwise adversely affects the Intellectual Property or other proprietary rights of any person.

      3.21 Indemnification Obligations. Except as will not have, and upon becoming payable could not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, and except as contained in the Partnership Leases or as set forth on Section 3.21 to the Partnership Disclosure Letter, there are no Indemnification Obligations that the Partnership or any Subsidiary has to any person. "Indemnification Obligations" means any obligations of the Partnership or any Subsidiary to hold harmless or to indemnify any person from any cost, expense, liability, penalty, damage, deficiency, claim or loss arising from, resulting from, based in any way on, relating to or attributable to a breach by the Partnership or any Subsidiary of any portion of an agreement between the Partnership or any Subsidiary and such person, including but not limited to any breach of a representation, warranty, or covenant under any such agreement.

      3.22 Insurance.

            (a) The Partnership and its Subsidiaries are covered as "Insureds" under insurance policies obtained by Group. Section 3.22(a) of the Partnership Disclosure Letter lists each of the insurance polices relating to the Partnership and the Subsidiaries which are currently in effect and describes any self-insurance arrangement affecting the Partnership or any Subsidiary. The insurance policies relating to the Partnership and the Subsidiaries are of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Partnership and the Subsidiaries and provides adequate coverage for all risks to which the Partnership and the Subsidiaries are normally exposed and is sufficient to comply with all Contracts to which the Partnership and the Subsidiaries are parties. Upon completion of the Merger, the Partnership and its Subsidiaries will not be covered as Insureds under these policies.

            (b) The Partnership has made available to Parent true and correct copies or descriptions of each of the insurance policies relating to the Partnership and the Subsidiaries that are currently in effect.

            (c) With respect to each such insurance policy, neither the Partnership nor any Subsidiary, or to the knowledge of the Partnership or any Subsidiary, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notice) and the Partnership and the Subsidiaries do not know of any occurrence of any event which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults as could not result in a Partnership Material Adverse Effect.

            (d) Set forth on Section 3.22(d) of the Partnership Disclosure Letter is a listing of all claims pending with respect to any of such policies, none of which individually or in the aggregate exceed the amount of coverage provided by the applicable policy. Neither the Partnership nor any Subsidiary has received (i) any written notice of cancellation of any such policy or refusal of coverage thereunder, (ii) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy or other insolvency laws or is otherwise in the process of liquidating or has been liquidated, or
(iii) any other written indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. All premiums and other payments relating to the insurance have been paid for coverage through the date of this Agreement.

      3.23 Disclosure. None of the information concerning the Partnership, any of the Subsidiaries or their respective business, condition (financial or otherwise), assets, liabilities, properties, prospects, personnel, products, plans and policies contained herein, in the Partnership Disclosure Letter (as the same is supplemented prior to the Closing Date) or, in the Partnership SEC Documents, contains, or in the case of the Proxy Statement, will contain, an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and Purchaser, jointly and severally, represent and warrant to the Partnership as follows:

      4.01 Organization, Standing and Power. Each of Parent and Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is

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
organized and has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

      4.02 Purchaser. Since the date of its organization, Purchaser has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Purchaser is a wholly-owned subsidiary of Parent.

      4.03 Authority; Execution and Delivery; Enforceability.

            (a) Each of Parent and Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary action on the part of Parent and Purchaser. Parent, as sole member of Purchaser, has adopted this Agreement. Each of Parent and Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

            (b) Each of the Board of Trustees of Parent and the sole member of Purchaser has duly adopted resolutions, approving and declaring the advisability of this Agreement, the Merger, and the Transactions, in accordance with the applicable provisions of the MREIT and the DLLCA, respectively.

      4.04 No Conflicts; Consents.

            (a) The execution, delivery and performance by each of Parent and Purchaser of this Agreement do not, and the consummation of the Merger and the Transactions and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, subject in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on (A) the ability of Parent or Purchaser to perform its obligations under this Agreement or (B) the ability of Parent or Purchaser to consummate the Merger and the Transactions (any of the foregoing, a "Parent Material Adverse Effect").

            (b) No Consent of, or registration, declaration or filing with, or notice to, or Permit from any Governmental Entity is required to be obtained or made by or with respect to

Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required in connection with the Taxes described in Section 6.11, (iv) filings under state securities Laws, and (v) such other items as, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

      4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or published, sent or given to the Partnership's unitholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If any time prior to the Effective Time any event with respect to Parent or Purchaser, or with respect to any information supplied by Parent or Purchaser for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Purchaser shall so describe the event to the Partnership.

      4.06 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of Parent or its subsidiaries.

      4.07 Financing. Parent and Purchaser have available (through cash on hand and existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all of the Units pursuant to the Merger, as and when needed, and to perform their respective obligations under this Agreement.

      4.08 Litigation. There is no suit, action, proceeding or investigation pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries before any Governmental Entity that questions the validity of this Agreement or any action to be taken by Parent or Purchaser in connection with the consummation of the Transactions or would otherwise prevent or delay the consummation of the Transactions.

      4.09 Ownership of Units. As of the date hereof, neither Parent nor any of its subsidiaries beneficially own any Units.

                                    ARTICLE V

                          COVENANTS OF THE PARTNERSHIP

      5.01 Conduct of Business.

            (a) Conduct of Business by the Partnership. Except as otherwise expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Partnership shall, and shall cause each of the Subsidiaries to, conduct its business in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. The Partnership shall, and shall cause each of the Subsidiaries to, maintain its assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted, consistent with past practice, and shall maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof. In addition, and without limiting the generality of the foregoing, except for conduct otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Partnership shall not, and shall not permit any of the Subsidiaries to, do any of the following without the prior written consent of Parent:

                  (i) (A) declare, set aside or make any other distributions (whether in cash, limited partner interests, property or otherwise) in respect of, any of its Units, (B) split, combine or reclassify any of its Units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Units or (C) purchase, redeem or otherwise acquire any Units of the Partnership or any shares of capital stock of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien (A) any Units, (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any Units, voting securities or convertible or exchangeable securities or other equity in the Partnership or any Subsidiary or (C) any "phantom" Unit rights, Unit appreciation rights or Unit-based performance units, other than the issuance of Units upon the exercise of Unit Options outstanding on the date of this Agreement and in accordance with terms as in effect on the date of this Agreement;

                  (iii) except as required to consummate the Merger or the Other Transactions, amend the Partnership Certificate, the Partnership Agreement or the Subsidiary Organizational Documents;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets except purchases in the ordinary course of business that are not in excess of $100,000 individually or $3,000,000 in the aggregate (considering the Partnership and its Subsidiaries as a whole) or as set forth in Section 5.01 of the Partnership Disclosure Letter;

                  (v) enter into any employment agreement, any collective bargaining agreement, other labor union agreement, Partnership Benefit Plan, Partnership Pension Plan or Partnership Benefit Agreement, amend, or consent to the amendment of, any Partnership Benefit Plan, Partnership Pension Plan or Partnership Benefit Agreement or take any action to accelerate any rights or benefits, fund or in any way secure the payment of compensation or benefits under any Partnership Benefit Plan, Partnership Pension Plan or Partnership Benefit Agreement or amend any agreement with HWG, LLC or 1st Odyssey relating to employees providing services to the Partnership;

                  (vi) make any change in accounting methods, principles or practices affecting the reported assets, liabilities or results of operations of the Partnership or any Subsidiary, except as required by a change in GAAP;

                  (vii) encumber, sell, lease (as lessor, including renewal or extension of any Partnership Lease), transfer, assign, license, convey or otherwise dispose of (or contract to dispose of) or subject to any Lien (or contract to subject to any Lien), any Material Contract or Partnership Real Property, or amend or terminate any such lease or license, except matters set forth in Section 5.01 of the Partnership Disclosure Letter; provided, however, that the Partnership shall actively attempt to lease vacant Partnership Real Property and may enter into leases of Partnership Owned Property without the prior written consent of Parent if the lease is for less than 5000 square feet, is on then current market terms and the Partnership gives Parent prompt notice that such lease has been entered into and the terms thereof, and may make all necessary tenant improvements and capital expenditures required under the Partnership Leases as in effect on the date of this Agreement;

                  (viii) (A) incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Partnership or any Subsidiary, except for short-term borrowings incurred in the ordinary course of business, matters set forth in Section 5.01 of the Partnership Disclosure Letter and additional borrowings under its credit facility to the extent they do not cause total borrowings under the credit facility to exceed $2,000,000, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

                  (ix) except as permitted by paragraph (vii) or as set forth on
Section 5.01(a)(ix) of the Partnership Disclosure Letter, make or agree to make any capital expenditure or expenditures, except those that are not in excess of $100,000 individually or $3,000,000 in the aggregate and are incurred in the ordinary course of business;

                  (x) make or change any material Tax election or settle or compromise any material Tax liability or refund;

                  (xi) except as required by this Agreement and to the extent taken into account in determining the Working Capital Adjustment, (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent financial statements (or the notes thereto) of the Partnership included in the Partnership SEC Documents or incurred since the date of such financial statements in the ordinary course of business or (B) cancel any indebtedness that is material, individually or in the aggregate, to the Partnership or any Subsidiary, or waive any claims or rights of substantial value;

                  (xii) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                  (xiii) make, enter into or renew, extend, amend, modify, or waive any provisions of any Material Contract or relinquish or waive any rights under, or agree to the termination of, any Material Contract, whether or not in the ordinary course of business;

                  (xiv) permit any insurance policy, set forth in Section 3.22(a) of the Partnership Disclosure Letter naming it as a beneficiary or a loss payable payee, to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration; or

                  (xv) authorize, or commit or agree to take, any of the foregoing actions or take any action that would (A) make any representation or warranty in Article III hereof untrue or incorrect in any material respect, or
(B) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

            (b) Conduct of Business After Determination Date. Anything in
Section 5.01(a) to the contrary notwithstanding, from the Determination Date to the Effective Time, the Partnership shall not, and shall not permit any of the Subsidiaries to, do any of the following without the prior written consent of
Parent:

                  (i) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets;

                  (ii) encumber, sell, lease (as lessor), transfer, assign, license, convey or otherwise dispose of (or contract to dispose of) or subject to any Lien (or contract to subject to any Lien), any Material Contract (except as provided in the Purchase Agreement) or Partnership

Real Property, or amend or terminate any such lease or license; provided, however, that the Partnership shall actively attempt to lease vacant Partnership Real Property;

                  (iii) (A) incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Partnership or any Subsidiary, or
(B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

                  (iv) make or agree to make any capital expenditure or expenditures;

                  (v) make or change any Tax election or settle or compromise any Tax liability or refund;

                  (vi) except as required by this Agreement and to the extent taken into account in determining the Working Capital Adjustment, (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent financial statements (or the notes thereto) of the Partnership included in the Partnership SEC Documents or incurred since the date of such financial statements in the ordinary course of business and permitted by this Section 5.01 or (B) cancel any indebtedness or waive any claims or rights; or

                  (vii) authorize, or commit or agree to take, any of the foregoing actions or take any action that would (A) make any representation or warranty in Article III hereof untrue or incorrect in any material respect, or
(B) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

            (c) Advice of Changes. The Partnership shall promptly advise Parent of any change or event that would be likely to cause any representation or warranty contained in this Agreement to be untrue in any material respect or which has had or could reasonably be expected to have a Partnership Material Adverse Effect.

      5.02 No Solicitation.

            (a) From the date hereof, the General Partner (whether directly or indirectly through advisors, agents, representatives or other intermediaries) shall not and shall use its reasonable best efforts to cause its officers, directors, advisors, representatives and other agents (collectively, its "Representatives") not to, directly or indirectly, (i) continue any discussions or negotiations, if any, with any parties, other than Parent and Purchaser, conducted heretofore with respect to any Partnership Takeover Proposal or which could reasonably be expected to lead to a Partnership Takeover Proposal, (ii) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Partnership Takeover Proposal, (iii) participate in any discussions or negotiations regarding any Partnership Takeover Proposal, or, in connection with any Partnership Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of the Partnership or any Subsidiary, or (iv) enter into any agreement with respect to any Partnership Takeover Proposal. Nothing contained in this Section 5.02 shall prohibit the General Partner or its Representatives from (x) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated by the SEC under the Exchange Act, or (y) furnishing information including nonpublic information to, or entering into negotiations or discussions with, any person that has indicated its willingness to make an unsolicited bona fide Partnership Takeover Proposal, if, and only to the extent that, (A) the Board of Directors of the General Partner determines in good faith, after consultation with its outside legal counsel and its independent financial advisors, that the Partnership Takeover Proposal may constitute, or could reasonably be expected to lead to, a Superior Partnership Proposal, (B) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person, the Partnership provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (C) the Partnership uses all reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the person with whom such negotiations or discussions are being held). Nothing in this Section 5.02 shall restrict or limit the obligations of defendants in the Litigation to comply with any discovery obligations in those actions. To the extent permitted by applicable court orders, the Partnership will provide Purchaser copies of all discovery materials provided to the plaintiffs in those actions after the date of this Agreement.

            (b) For purposes of this Agreement:

      "Partnership Takeover Proposal" means any inquiry, proposal or offer (other than by Parent, Purchaser or any of their affiliates) relating to, or that could reasonably be expected to lead to (i) a merger, consolidation, share exchange of securities, dissolution, recapitalization, liquidation or other business combination involving the Partnership, (ii) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of the Partnership equal to or greater than 15% of the Units outstanding before such acquisition or (iii) the acquisition in any manner, directly or indirectly, in a single transaction or in a series of related transactions, of assets that generate or constitute 20% or more of the net revenues, net income or assets of the Partnership and its Subsidiaries (taken as a whole), in each case other than the Other Transactions.

      "Superior Partnership Proposal" means any bona fide written Partnership Takeover Proposal made by a third party (other than by Parent, Purchaser or any of their affiliates) to acquire directly or indirectly (i) a majority of the equity securities or (ii) the assets of the Partnership substantially as an entirety, which the Board of Directors of the General Partner determines in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, (x) would, if consummated, be more favorable, from a financial point of view, to the holders of Units other than the General Partner and its affiliates, than the Merger, (y) is made by a third party that has the good faith intent to proceed with negotiations, and (z) the proposal is reasonably capable of being consummated.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      6.01 Deposit. Within ten (10) days of the execution of this Agreement, Parent will deposit $10,000,000 in escrow (the "Deposit") with the Paying Agent. The Paying Agent shall hold the Deposit in accordance with the terms of an agreement among Parent, the Partnership and the Paying Agent which shall provide, among other things, (a) if the transactions contemplated by this Agreement are consummated, the Paying Agent shall cause the Deposit to be applied as part of the aggregate Merger Price, or (b) if this Agreement is terminated pursuant to Section 8.01, the Paying Agent shall cause the Deposit to be repaid to Parent.

      6.02 Inspection of and Access to Information. For 30 days following the date of this Agreement (the "Inspection Period") and thereafter until the Effective Time upon reasonable notice, the Partnership will and will cause each of the Subsidiaries to permit Parent and its representatives to inspect, during the Partnership's normal business hours, the Partnership Real Property (including, without limitation, all roofs, electric, mechanical and structural elements, and HVAC systems therein), to perform due diligence, soil analysis and environmental investigations (including subsurface investigations), to examine the Contracts, books, records and other information of the Partnership and the Subsidiaries, including, without limitation, the Partnership Leases and all other Contracts affecting the Partnership Real Property, and make copies thereof, at such reasonable times as Parent or its representatives may reasonably request by notice to the Partnership (which notice may be oral). If Parent gives the Partnership notice on or before the 25th day following the date of this Agreement that it requires additional time to complete its diligence, the Inspection Period will extend to the 45th day following the date of this Agreement. To the extent that, in connection with such investigations, the Parent, its agents, representatives or contractors, damages or disturbs any of the Partnership Real Property, Parent shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. In addition, during the period after the date of this Agreement and prior to the Effective Time, the Partnership agrees to provide to Parent with such operating information, from time to time, as Parent may reasonably request, regarding the Partnership Real Property and the condition and operation thereof. Prior to the expiration of the Inspection Period, Parent may give the Partnership notice of any structural, physical, environmental, legal(1) or other defects or conditions (including, without limitation, any fact or condition which would constitute a breach of any of the representations, warranties or covenants of the Partnership contained herein, which breach shall be determined as though such representations and warranties were made as of the last day of the Inspection Period and without giving effect to any qualification as to "materiality" or "Partnership Material Adverse Effect" or "knowledge" set

------------------------

      (1) We have proposed these changes to deal with the air rights issue with M&T.

forth therein) which affect any of the Partnership Real Property in any material respect and which has not been disclosed in the Partnership Disclosure Letter (each a "Defect"). Parent's failure to give notice of any Defect (absent the then actual, present knowledge of Adam D. Portnoy, Executive Vice President of Parent, or David M. Lepore, Senior Vice President of Parent, of such Defect) shall not restrict Parent from terminating this Agreement pursuant to Section 8.01(d)(v).

      6.03 Title and Survey Matters.

            (a) Title Matters. The Partnership has obtained title insurance policies (the "Title Policies") with respect to each Partnership Owned Property and, except as set forth in Section 6.03 of the Partnership Disclosure Letter, has provided Purchaser true and complete copies of (i) the Title Policies, and
(ii) all instruments, documents or agreements referenced in the Title Policies and in the possession of the Partnership that create or evidence conditions or exceptions to title affecting the Partnership Owned Property. Prior to the expiration date of the Inspection Period, Parent shall give the Partnership notice of any title exceptions (whether the same appear in Title Polices or any other title commitment or title report obtained by Parent), other than Permitted Encumbrances, Liens under the Mortgage Documents related to those loans listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter, Liens for Taxes not yet due and payable and Liens of mechanics and materialmen for goods and services for amounts not then due and payable, and of any other matters which adversely affect any of the Partnership Owned Property as to which Parent reasonably objects (each a "Title Defect").

            (b) Survey Matters. The Partnership has obtained an ALTA survey with respect to each Partnership Owned Property (the "Surveys") by a licensed surveyor in the jurisdiction in which each Partnership Owned Property is located and has provided Purchaser true and complete copies of the Surveys. Prior to the expiration of the Inspection Period, Parent shall give the Partnership notice of any matters shown on such Surveys (or any updates to such Surveys or new surveys obtained by Parent) or any other zoning or land use matter (other than Permitted Encumbrances and matters set forth in the Partnership Disclosure Letter) which adversely affect any of the Partnership Owned Property in any material respect and as to which Parent reasonably objects (each a "Survey Defect").

            (c) Defects, Title Defects and Survey Defects.

                  (i) On or before the Closing Date, the Partnership shall pay-off or otherwise discharge of record all monetary Encumbrances (other than the Encumbrances specified in Section 6.03(c) of the Partnership Disclosure Letter) and any Encumbrance (other than the Encumbrances specified in Section 6.03(c) of the Partnership Disclosure Letter) created by, through or under the Partnership, its Subsidiaries, affiliates or agents after the date hereof.

                  (ii) With respect to all other Defects, Title Defects and Survey Defects, the Partnership shall take all commercially reasonable action required to (A) remedy such Defects such that the affected Partnership Owned Property, if any, is brought into a condition reasonably satisfactory to Parent and in accordance with prevailing standards for like properties,

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
and (B) cure such Title Defects and Survey Defects and cause the same to be removed from the applicable title insurance policy obtained by the Partnership or any applicable title commitment or report obtained by Parent; it being understood that it may not be commercially reasonable to, and in that case the Partnership will not be expected to, remedy or remove such items prior to the Closing Date. If for any reason the Partnership reasonably believes that the expenditures required to remedy or remove such Defects, Title Defects or Survey Defects would reasonably be expected to exceed $10,000,000, or if Parent reasonably believes that the estimated aggregate costs of remedying, curing and removing such other Defects, Title Defects and Survey Defects will exceed $10,000,000, the Partnership or Parent, as the case may be, shall have the option of electing to terminate this Agreement by written notice given at any time prior to the 20th business day following the expiration of the Inspection Period. With respect to any Defect which arises from a breach of the representation contained in Section 3.19(d) as to rent (a "Rent Defect"), the estimated cost of remedying such Rent Defect shall be deemed to be an amount equal to the product obtained by multiplying ten (10) by the annualized amount of such Rent Defect.

      6.04 Preparation of Proxy Statement; Unitholder Meeting.

            (a) The Partnership shall, as soon as practicable, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Partnership and Parent shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Partnership shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Partnership or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Unitholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Partnership shall promptly prepare and mail to its unitholders such an amendment or supplement. No filing of, or amendment to, the Proxy Statement will be made by the Partnership without providing Parent the opportunity to review and comment thereon. The Partnership shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Partnership shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Partnership's unitholders as promptly as practicable after filing with the SEC.

            (b) The Partnership shall, as soon as practicable after the SEC completes its review of the Proxy Statement, duly call, give notice of, convene and hold a meeting of its unitholders (the "Unitholder Meeting") for the purpose of seeking the Unitholder Approval. Unless the Board of Directors of the General Partner determines in good faith that its fiduciary duties otherwise require, the Partnership shall, through the Board of Directors of the General Partner, recommend to its unitholders that they give the Unitholder Approval and use its reasonable efforts to obtain Unitholder Approval.

            (c) If Unitholder Approval is obtained, Parent shall use all reasonable efforts to cause the Merger to be completed as soon as practicable.


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
            (d) The Partnership, and after the Effective Time, the General Partner, shall cooperate with Parent in the preparation of any documents Parent files under the Securities Act or the Exchange Act, and for this purpose shall use commercially reasonable efforts to provide Parent with financial statements and other financial information that Parent requests relating to periods prior to the Effective Time, including such certifications with respect to such financial statements and financial information as Parent shall reasonably require, and shall afford to Parent, and to Parent's officers, employees, accountants, and other representatives, copies of, or at Parent's request, access during reasonable business hours to (i) all of the Partnership's and each Subsidiary's properties, books, personnel and records and other information and business documents, (ii) by appointment, the Partnership's accountants and (iii) the premises of the Partnership and each Subsidiary for the purpose of inspecting the books and records of the Partnership and each Subsidiary, provided that access to the premises shall be permitted only with the prior consent of the Partnership (which consent shall not be unreasonably withheld or delayed) and provided further that Parent shall pay any third party expenses and photocopying charges incurred by the Partnership in connection with such activities. The Partnership shall have the right to have a representative present at all times of any such inspections and communications conducted by Parent or its representatives.

      6.05 Access to Information; Confidentiality Agreement.

            (a) The Partnership shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, access during reasonable business hours during the period prior to the Effective Time to (i) all of the Partnership's and each Subsidiary's properties, books, contracts, commitments, personnel and records and other information and business documents, (ii) by appointment, the Partnership's accountants and (iii) the premises of the Partnership and each Subsidiary for the purpose of inspecting the books and records of the Partnership and each Subsidiary, provided that access to the premises shall be permitted only with the prior consent of the Partnership (which consent shall not be unreasonably withheld or delayed). The Partnership shall have the right to have a representative present at all times of any such inspections, interviews and communications conducted by Parent or its representatives.

            (b) At Parent's request and cost, the Partnership and the Subsidiaries shall (i) obtain surveys, title commitments and policies, engineering reports, environmental reports, and appraisals with respect to the Partnership Real Property, and (ii) provide Parent reasonable access to the Partnership Real Property, and all documents and information regarding the Partnership Real Property. Parent and Purchaser shall use reasonable efforts not to interfere with, interrupt or disrupt the operation of any tenant's business on the Partnership Real Property and, such access by Parent, Purchaser or their agents, contractors and representatives shall be subject to the rights of tenant and the restrictions on the Partnership's (or applicable Subsidiary's) access to the Partnership Owned Property set forth in the Partnership Leases. Parent and Purchaser shall not permit any construction, mechanic's or materialman's liens or any other liens to attach to the Partnership Real Property or any portion thereof by reason of the performance of any work or the purchase of any materials by Parent, Purchaser or any other party in connection with any studies or tests conducted pursuant to this Section. Parent and Purchaser shall give reasonable notice to the Partnership prior to entry onto the Partnership Real Property and shall permit the Partnership to have a representative present during all investigations and inspections conducted with respect to the Partnership Real Property. Parent and Purchaser shall take all reasonable actions and implement all reasonable protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Partnership Real Property, and all equipment, materials and substances generated, used or brought onto the Partnership Real Property pose no threat to the safety of persons or the environment and cause no damage to the Partnership Real Property, any tenant or other persons. Parent and Purchaser shall indemnify, defend and hold the Partnership harmless for, from and against any and all claims, liabilities, causes of action, damages, liens, losses and expenses (including attorneys' fees and costs) incident to, resulting from or in any way arising out of any of Parent's, Purchaser's or their agents', contractors' or representatives' activities on the Partnership Real Property or from Parent's or Purchaser's breach of their obligations or agreements under this Section, excluding, however, any liability arising from the discovery or disclosure of any condition. The cost of obtaining any reports or surveys shall be borne exclusively by Parent and Purchaser.

            (c) Between the date of this Agreement and the Closing Date, the Partnership will cooperate with Parent to arrange meetings with such tenants under Partnership Leases as Parent may, from time to time, reasonably request. Parent shall not contact any tenants under Partnership Leases without the prior consent of the Partnership, which consent will not be unreasonably withheld or delayed.

            (d) Parent shall notify the Partnership promptly of any facts, information, documentation or materials which come to Parent's or Purchaser's attention during the course of its review pursuant to this Section that lead Parent to believe that any of the Partnership's representations or warranties herein are inaccurate or incomplete.

            (e) Neither any investigation conducted by Parent or its representatives pursuant to this Section 6.05 nor the results thereof shall affect any representation or warranty of the Partnership contained in this Agreement or the ability of Parent or Purchaser to rely thereon.

            (f) All information exchanged pursuant to this Section 6.05 shall be subject to the confidentiality agreement dated August 12, 2003, between the Partnership and Parent (the "Confidentiality Agreement"). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, (i) the parties may make such disclosure as is reasonably necessary to comply with applicable securities laws, and (ii) the parties (and each employee, representative or agent of the parties hereto) may disclose to any and all persons, without limitation of any kind, the tax treatment (as defined in Treasury Regulation Section 1.6011-4) and tax structure (as defined in Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the parties hereto relating to such tax treatment or tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this clause (ii) shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and the parties hereto shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein.

      6.06 Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transactions, including (i) determining whether any action by or in respect of or filing with any Governmental Entities is required or any actions, consents, approvals or waivers are required to be obtained from third parties in connection with the Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(iii) the obtaining of all necessary consents, approvals or waivers from third parties (including consents, approvals or waivers from lenders with respect to the loans listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter),
(iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing in this Agreement shall be deemed to require Parent to waive any rights or agree to any limitation on its operations or to dispose of any asset or collection of assets of the Partnership, Parent or any of their respective subsidiaries or affiliates. Without limiting the foregoing, the Partnership and its Subsidiaries shall deliver such documents or instruments (including, if necessary, authorizing resolutions or other evidence of their authority) and shall comply with such requirements as may be required of them under the terms of any Partnership Lease under which the General Services Administration or any other organization or agency of the United States is the tenant or as otherwise may be required under the regulations and policies of the United States Government in connection with the Merger, including, if applicable, the execution and delivery of a novation agreement in such form as the United States Government shall require. The Partnership and the Subsidiaries will also request, and use commercially reasonable efforts to obtain, from the tenants under the Partnership Leases and the Partnership's or any of the Subsidiaries' lessors and from lenders, estoppel certificates (and/or, with respect to the Prepaid Debt, pay-off letters) in form and substance satisfactory to Purchaser. The Partnership shall deliver to the Purchaser all responses received by the Partnership or the Subsidiaries from such tenants or lenders in connection with any Partnership request for such estoppel certificates and/or pay-off letters.

      6.07 Unit Options. The Partnership has taken all actions necessary to cause each Unit Option outstanding to be canceled automatically at the Effective Time and thereafter represent only the right to receive from the Survivor an amount of cash in respect of such Unit Option equal to the product of (i) the excess, if any, of (x) the Merger Price over (y) the exercise price per Unit subject to such Unit Option and (ii) the number of Units subject to such Unit Option immediately prior to its cancellation.

            (a) All amounts payable pursuant to this Section 6.07 shall be subject to any required withholding of Taxes and shall be paid as soon as practicable, without interest.

            (b) The Board of Directors of the General Partner has taken such actions as are required to cause (i) the Unit Option Plan to terminate as of the Effective Time and (ii) the provisions in any other Partnership Benefit Plan providing for the issuance, transfer or grant of any Units or any interest in respect of any limited partner interests of the Partnership (or any Subsidiary) to be terminated as of the Effective Time such that following the Effective Time no holder of a Unit Option or any participant in the Unit Option Plan or other Partnership Benefit Plan shall have any right thereunder to acquire any capital stock or other equity interest of the Survivor (or any Subsidiary).

            (c) For purposes of this Agreement:

      "Unit Option" means any option to purchase Units granted under the Unit Option Plan.

      "Unit Option Plan" means the Partnership's 1995 Unit Option Plan.

      6.08 Indemnification; Insurance.

            (a) All rights to indemnification and exculpation from liability and rights to advancements of expenses relating thereto now provided in the Partnership Agreement in favor of the General Partner, its "Affiliates" as defined in the Partnership Agreement, and all officers, partners, directors, employees and agents of the General Partner and its Affiliates (the "Indemnitees") shall survive the Merger with respect to acts and omissions occurring at or prior to the Effective Time, provided, however, that notwithstanding anything to the contrary contained herein or in the Partnership Agreement, the Survivor shall have no obligation to indemnify Group or any of the HWG Parties for any liability for which Parent or the Survivor is entitled to indemnification pursuant to the Purchase Agreement.

            (b) At or prior to the Effective Time, the Partnership shall obtain a "single premium tail insurance policy" of directors' and officers' insurance and fiduciary liability insurance, for the benefit of those persons who are Indemnitees at the date of this Agreement, providing coverage for a period of six (6) years after the Effective Time, for the benefit of such Indemnitees, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the directors' and officers' liability insurance and fiduciary liability insurance policies currently applicable to those persons.

            (c) In the event Parent or the Survivor or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Survivor shall assume the obligations set forth in this Section 6.08.

            (d) The Survivor shall pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnitee in successfully enforcing the indemnity or other obligations under this Section 6.08.

            (e) The provisions of this Section 6.08 are (i) intended to be for the benefit of, and to be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      6.09 Fees and Expenses.

            (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

            (b) In the event that this Agreement is terminated by (i) the Partnership pursuant to Section 8.01(e) or (ii) by Parent or Purchaser pursuant to Section 8.01(d)(ii), (iii) or (iv) then the Partnership shall promptly, but in no event later than the date of such event, pay to Parent a fee equal to $10,000,000 plus an amount equal to fifty percent (50%) of the out-of-pocket expenses of Parent and Purchaser incurred in connection with the Transactions up to a maximum amount of such reimbursement of $750,000 (collectively, the "Termination Fee"), payable by wire transfer of same day funds, which shall be deemed to be sole and exclusive liquidated damages for such termination. If:
(A)(x) this Agreement is terminated by Parent or Purchaser pursuant to Section 8.01(d)(v), (y) prior to such termination a Partnership Takeover Proposal has been publicly announced, disclosed or communicated and not withdrawn (excluding for this purpose any offer or proposal made by Carl Icahn or any of his affiliates prior to the date of this Agreement) and (z) on the date of such termination, neither Parent nor Purchaser is in material breach of this Agreement and (B) within twelve (12) months after such termination pursuant to clause (A), (1) the Partnership shall consummate or enter into an agreement with respect to any Partnership Takeover Proposal or (2) any "group" (as defined in Section 13(d)(3) of the Exchange Act) or person (including the Partnership or any of its affiliates), other than Parent or any of its affiliates, shall have become the beneficial owner of more than fifty percent (50%) of the Units; then the Partnership shall pay the Termination Fee concurrently with the earlier of entering into any such agreement or consummating such transaction.

            (c) In the event this Agreement is terminated by Parent or Purchaser pursuant to Section 8.01(d)(i) or (v), by either Parent or the Partnership pursuant to Section 8.01(b) or (c), or if the Purchase Agreement is terminated pursuant to Section 6.01(c) thereof, the Partnership shall promptly pay to Parent an amount, up to a maximum amount of $2,000,000, equal to the amounts actually and reasonably paid or incurred by Parent or Purchaser to third party professionals in connection with Parent's and Purchaser's diligence including fees and expenses of title examiners, surveyors, environmental and other engineers, by wire transfer of same day funds which shall be deemed to be sole and exclusive liquidated damages for such termination. Immediately following such payment, Parent and Purchaser shall deliver to the Partnership all work product produced by such third party professionals and such work product shall be the property of the Partnership.

      6.10 Public Announcements. Parent and Purchaser, on the one hand, and the Partnership, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the Other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except after it has used all reasonable efforts to consult with the other party and such release or statement is required by applicable Law, by New York Stock Exchange rule or by American Stock Exchange rule.

      6.11 Transfer Taxes. All Unit transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by the Purchaser. The party that is required by applicable Law to file the Tax Returns and to handle any audits or controversies with respect to any of the foregoing Transfer Taxes shall do so, and each party shall cooperate with the other in preparing, executing and filing any such Tax Returns including supplying in a timely manner a complete list of all real property interests held by the Partnership and the Subsidiaries and any information with respect to such property that is reasonably necessary to complete such Tax Returns. The parties shall cooperate in obtaining any available exemptions with respect to such Transfer Taxes.

      6.12 Further Assurances. At and after the Effective Time, the officers and directors of the Survivor shall be authorized to execute and deliver, in the name and on behalf of the Partnership or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Partnership or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Survivor any and all right, title and interest in, to and under any of the rights, properties or assets of the Partnership acquired or to be acquired by the Survivor as a result of, or in connection with, the Merger.

      6.13 Benefit Matters.

            (a) Each employee of HWG, LLC (including those individuals considered to be jointly employed by 1st Odyssey and HWG, LLC) who is a participant in the Hallwood Group Tax Favored Savings Plan (401(k) plan) and who is employed by Purchaser, Parent or an affiliate of either (a "Post Closing Employer") on the date that is sixty (60) days after the Effective Time will be permitted to "roll over" his or her account balance into the Post Closing Employer's 401(k) Plan.

            (b) At the Effective Time (or following a reasonable transition period as set forth below), employees of HWG, LLC (including those individuals considered to be jointly employed by 1st Odyssey and HWG, LLC) ("Partnership Employees") who have become employees of a Post Closing Employer ("Continuing Employees") shall be eligible to participate in those employee benefit plans maintained for similarly situated employees of a Post Closing Employer, or in substantially similar programs, on the same terms applicable to similarly situated employees of such Post Closing Employer. Each Continuing Employee shall be given credit for any sick leave time accrued, but unused, as of the day immediately preceding the Effective Time (or, if later, the time of the transition of such employee from a Partnership Benefit Plan to a Employee Plan). Each Continuing Employee shall be given credit, for purposes of any service requirements for participation, vesting or length of service requirements (but not benefit accrual for purposes of any defined benefit pension plan), for his or her period of service with HWG, LLC (including any period of joint employment with 1st Odyssey and employment by the General Partner, HCRE and their predecessors) credited under a similar plan prior to the Effective Time, subject to appropriate break in service rules. Each such employee shall, with respect to any Post Closing Employer plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such individual has paid to date in the plan year of the Effective Time under comparable plans or programs maintained by Post Closing Employer prior to the Effective Time. Each such employee shall be subject to any pre-existing condition limitations under such Post Closing Employer's group health plan only to the extent that the employee's benefits were so limited under the group health plan as of the Effective Time.

            (c) Nothing in this Section 6.13 shall be construed as granting any Partnership Employee any right of employment with Purchaser, Parent or any affiliate of either or if employed by a Post Closing Employer, any rights with respect to benefits except as provided in this Section 6.13.

      6.14 Name Change. Parent agrees that (i) within three (3) months after the Effective Time it will cause all subsidiaries of the Survivor to take all necessary steps to change their names so as not to include, and cease doing business under any name that includes, the word "Hallwood," or any derivative,
(ii) at any time after the Effective Time, Group and its affiliates may engage in business in the real estate industry or any other activity using a name that includes the word "Hallwood," other than a name that is identical to the name at that time of any entity that is a Subsidiary of the Partnership immediately prior to the Effective Time, and (iii) after the Effective Time Parent will and will cause all subsidiaries of the Survivor to take all necessary steps to consent to the formation by Group or its affiliates of any entity under a name, and the use of a name by that entity, that includes the word "Hallwood" in any jurisdiction, to the extent contemplated by clause (ii).

      6.15 Tax Matters.

            (a) The General Partner, as the Partnership's tax matters partner (within the meaning of Section 6231 of the Code), will prepare and file all Tax Returns required to be filed by the Partnership or its Subsidiaries or delivered to the partners of the Partnership (including for avoidance of doubt (i) Internal Revenue Service Schedule K-1 and any state or local Tax Authority equivalent to said Schedule K-1, (ii) any additional reporting required pursuant to Section 6050K of the Code and (iii) any combined Tax Return filed by the Partnership on behalf of its partners), whether such preparation, filing or delivery precedes or follows the Effective Time, but only to the extent that such Tax Returns relate to Taxable periods ending on or prior to the Closing Date; provided however that Parent shall be provided the opportunity to review and comment upon any such Tax Returns prepared, filed or delivered after the date hereof. After the Effective Time, Parent and Survivor shall cooperate with the General Partner in the preparation of all such Tax Returns, and for this purpose shall afford to the General Partner, and to the General Partner's officers, employees, accountants, and other representatives, copies of, or at the General Partner's request, access during reasonable business hours to (i) all of the Survivor's and each Subsidiary's properties, books, personnel and records and other information and business documents, (ii) by appointment, the Survivor's accountants and (iii) the premises of the Survivor and each Subsidiary, provided that access to the premises shall be permitted only with the prior consent of the Survivor (which consent shall not be unreasonably withheld or delayed) and provided further that the General Partner shall pay any third party expenses and photocopying charges incurred by Survivor or any Subsidiary in connection with such preparation. The Survivor shall have the right to have a representative present at all times of any such inspections and communications conducted by the General Partner or its representatives.

            (b) The parties hereto agree that the Merger is being effected as an expedient method for each holder of record of Units to convey its respective interest in the Partnership. The parties will treat and report, for purposes of federal income Taxes, the Merger and the Other Transactions consistently with the principles of Situation 2 of Internal Revenue Service Revenue Ruling 99-6, 1999-1 C.B. 432, and in particular (i) Parent shall treat and report the Merger and the Other Transactions as a purchase of all of the assets of the Partnership (and any applicable Subsidiary Partnership or Subsidiary Resulting LLC) and (ii) the General Partner and each holder of Units will treat the Merger and the Other Transactions as a sale of their respective partnership interest in accordance with Section 741 of the Code, and will to the extent applicable similarly treat and report the Transactions and Other Transactions for state and local income Taxes.

            (c) Prior to the Closing Date, each of the Partnership and the General Partner shall use its commercially reasonable efforts to obtain, or cause the Paying Agent to obtain, from the Partnership and each partner of the Partnership (or if such partner is a "disregarded entity" for federal income Tax purposes, such partner's first upper tier owner that is not a "disregarded entity" for federal income Tax purposes) a certificate of non-foreign status of such person meeting the requirements of the Treasury Regulations under Section 1445 of the Code.

            (d) The Partnership shall use commercially reasonable efforts to cause, at least one day prior to the Closing Date, each Subsidiary set forth in
Section 3.02 of the Partnership Disclosure Letter which is not also listed in
Section 3.09(a) of the Partnership Disclosure Letter (each a "Subsidiary Corporation") to have converted (in a manner which does not create adverse Tax consequences to the Purchaser or Parent) into a limited liability company organized under Delaware Law (each a "Subsidiary Resulting LLC"). Such conversion may be achieved through a transaction or series of transactions, satisfactory to the Purchaser, by conversion, contribution, merger, acquisition or otherwise, so long as (i) each Subsidiary Resulting LLC owns substantially all of the assets that were held directly or indirectly by its respective Subsidiary Corporation immediately prior to such transaction, (ii) all of the equity interests of each Subsidiary Resulting LLC are held by one or more Subsidiary Partnerships or Subsidiary Resulting LLCs, (iii) the certificate of formation of each Subsidiary Resulting LLC is in form and substance reasonably acceptable to the Purchaser, and (iv) the limited liability company operating agreement of each Subsidiary Resulting LLC is in form and substance reasonably acceptable to the Purchaser. From and after each such conversion until Closing, each Subsidiary Resulting LLC shall be and remain a partnership or disregarded as an entity separate from its owner for U.S. federal income Tax purposes under Treasury Regulation Sections 301.7701-2 and -3 (and any comparable provision of applicable Law of state and local jurisdictions that permit such treatment).

      6.16 Purchase of Receivables. Contemporaneously with the determination by the accountant of Net Working Capital, upon notice to the Successor GP from the General Partner that it desires to purchase any "accounts receivable" which is in excess of thirty (30) days past due but less than sixty (60) days past due, and payment to the Successor GP in cash of an amount equal to the face amount of such "accounts receivables" the Partnership shall transfer, without recourse or representation, such "accounts receivables" to the General Partner. Following the Effective Time, the Partnership shall use commercially reasonable efforts to collect such "accounts receivable" so transferred short of commencing or prosecuting any litigation or terminating any tenancy. If any payment on account of "accounts receivable" which has been so transferred is received by the Partnership following the Effective Time, the Partnership shall promptly remit such payment to the General Partner.

      6.17 Interim Reports. Prior to the Effective Time, the Partnership shall deliver to the Purchaser, promptly after filing, a copy of any report or statement filed by the Partnership pursuant to the Exchange Act after the date of this Agreement.

      6.18 Supplements to Disclosure. From time to time prior to the Effective Time, each of the Partnership, Parent and Purchaser will promptly supplement or amend the respective disclosure which they have made in this Agreement with respect to any matter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described or which is necessary to correct any information contained in this Agreement, the Partnership Disclosure Letter or any schedule which has been rendered inaccurate. The delivery of any supplement or amendment pursuant to this Section
6.17 shall not in any matter constitute a waiver by any of Parent, Purchaser, the Partnership or the General Partner of any of the conditions contained in
Article VII. Additionally, the Partnership shall deliver to the Purchaser, promptly upon receipt, copies of all bills or statements for local real estate Taxes and assessments encumbering the Partnership Owned Property.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

      7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

            (a) Unitholder Approval. The Partnership shall have obtained the Unitholder Approval.

            (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.06, the party asserting such condition shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

            (c) Statutory Restraints. No statute, code or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits consummation of the Merger.

            (d) Consents. All consents, authorizations, orders and approvals of (or filing or registration with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained. All consents listed in Section 3.05(b) of the Partnership Disclosure Letter shall have been obtained.

            (e) Other Transactions. The closing contemplated by the Purchase Agreement shall have occurred and the Other Transactions shall have been consummated or shall be consummated simultaneously with the Closing.

      7.02 Conditions to Obligations of the Partnership. The obligations of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect.

            (b) Performance of Obligations by Parent and Purchaser. Parent and Purchaser shall have performed in all material respects all covenants and agreements required to have been performed at or prior to the Effective Time by them under this Agreement.

            (c) Certificates. Parent shall furnish the Partnership with a certificate of its appropriate officers as to compliance with or satisfaction of the conditions set forth in Section 7.02 (a) and (b).

      7.03 Conditions to Obligations of Parent and Purchaser.

      The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Partnership contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Partnership Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Partnership Material Adverse Effect.

            (b) Performance of Obligations of the Partnership and the Subsidiaries. The Partnership and each of the Subsidiaries shall have performed in all material respects all covenants and agreements required to have been performed at or prior to the Effective Time by them under this Agreement.

            (c) Certificates. The General Partner shall furnish Parent with a certificate of its appropriate officers as to compliance with or satisfaction of the conditions set forth in Section 7.03(a) and (b).

            (d) Estoppels. Purchaser shall have received estoppel letters in form and substance reasonably satisfactory to Purchaser from (i) those tenants listed on Section 7.03(d) of the Partnership Disclosure Letter; (ii) tenants under Partnership Leases representing at least 60% of the leased square footage of the Partnership Owned Property other than that represented by those tenants listed on Section 7.03(d) of the Partnership Disclosure Letter, (iii) each Lessor with respect to Partnership Leased Property, and (iv) each lender with respect to indebtedness for borrowed money listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter, together with payoff amounts in the case of the Prepaid Debt.

            (e) Title Insurance. The Title Company shall be prepared, subject only to payment of usual and customary premiums, to issue title insurance policies, or endorsements thereto, insuring title to the Partnership Real Property is vested as of the Effective Time in the Survivor or the appropriate Subsidiary, pursuant to ALTA title insurance policies or other title insurance policies if ALTA policies are not available in the state in which the Property is located in form and substance reasonably satisfactory to Parent, subject only to any standard form of

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
exception, condition or exclusion printed in the applicable title commitment or report obtained by Parent and the Permitted Encumbrances, the Mortgage Documents related to those loans listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter (other than Prepaid Debt), Liens for Taxes not yet due and payable and Liens of mechanics and materialmen for goods and services for amounts not then due and payable, each such title insurance policy to include such endorsements and affirmative coverages as Parent may require to the extent such endorsements are available in the applicable jurisdiction.

            (f) No Material Adverse Effect. No change which has had, or would reasonably be expected to have, a Partnership Material Adverse Effect shall have occurred from the date hereof to the Effective Time.

            (g) Conversion of Subsidiary Corporations. Each Subsidiary Corporation shall, at least one day prior to the Closing Date, have been converted (in a manner which does not create adverse Tax consequences to the Purchaser or Parent) into a Subsidiary Resulting LLC. Each such Subsidiary Resulting LLC, if any, shall at the Closing be a partnership or disregarded as an entity separate from its owner for U.S. federal income Tax purposes under Treasury Regulation Sections 301.7701-2 and -3 (and any comparable provision of applicable Law of state and local jurisdictions that permit such treatment).

            (h) Purchase Agreement. The transactions contemplated by the Purchase Agreement shall have occurred and the Purchase Agreement shall be in full force and effect.

            (i) Management Agreements. Each Management Agreement (as defined in the Purchase Agreement) shall have been terminated and the Partnership and its Subsidiaries shall have been released from all obligations thereunder.

            (j) Staff Services Agreement. The Staff Services Agreement dated July 1, 2003 by and between 1st Odyssey and HWG, LLC shall have been assigned to Reit Management & Research LLC.

            (k) Lender Consents. The consent of lenders with respect to the loans listed in Section 3.05(a)(ii) of the Partnership Disclosure Letter shall have been obtained, unless such loans are prepaid on the Closing Date.

            (l) Sublease. The General Partner and any affiliate of the General Partner that uses or occupies any of the Partnership Owned Property shall have entered into a lease or sublease with respect to such use and occupancy in form and substance reasonably satisfactory to Parent. The General Partner shall have entered into a sublease of all of the Partnership Leased Property for rental equal to the rental payable under the lease under which the Partnership leases such Partnership Leased Property in form and substance reasonably satisfactory to Parent.

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
                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the equityholders of Purchaser or, subject to the terms hereof, the unitholders of the
Partnership:

            (a) by mutual written consent of Parent and the Partnership;

            (b) by either Parent or the Partnership if a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement or if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Units pursuant to the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

            (c) by either Parent or the Partnership if the conditions described in Section 7.01 shall not have been satisfied by August 30, 2004; provided, however, that no party may terminate this Agreement pursuant to this Section 8.01(c) if the party or its affiliates is then in material breach of any representation, warranty or covenant contained in this Agreement;

            (d) by Parent or Purchaser:

                  (i) pursuant to Section 6.03(c);

                  (ii) if the Board of Directors of the General Partner shall have recommended or approved a Partnership Takeover Proposal;

                  (iii) if any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding Units;

                  (iv) if there shall have been a material breach by the Partnership of any provision of Section 5.02; or

                  (v) if (A) there shall be a breach of any representation or warranty of the Partnership in this Agreement that is qualified as to Partnership Material Adverse Effect, (B) there shall be a breach of any representation or warranty of the Partnership in this Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Partnership Material Adverse Effect, or (C) there shall be a material breach by the Partnership of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of ten (10) business days following (x) written notice to the Partnership from Parent or Purchaser of such breach and (y) the Unitholder Meeting; provided, however, that neither Parent nor Purchaser may terminate this Agreement pursuant to this Section 8.01(d)(v) if Parent or Purchaser is then in material breach of this Agreement.

            (e) by the Partnership if (A) the Board of Directors of the General Partner determines, in good faith, after consultation with outside financial advisors and outside counsel to the Partnership, that a Partnership Takeover Proposal constitutes a Superior Partnership Proposal, (B) the Partnership has complied with Section 5.02, (C) the Partnership, at the direction of the Board of Directors of the General Partner, notifies Parent in writing that it intends to enter into an agreement with respect to such Superior Partnership Proposal, which notification identifies the person making the Superior Partnership Proposal and attaches the most current version of such agreement (or an accurate description of any material terms and conditions thereof), (D) Parent does not make, within three (3) business days of receipt of the Partnership's written notification of its intention to enter into a binding agreement for a Superior Partnership Proposal, an offer that the Board of Directors of the General Partner determines, in good faith after consultation with its financial and legal advisors, is at least as favorable to the unitholders of the Partnership as such Superior Partnership Proposal, it being understood that the Partnership shall not enter into any such binding agreement during such three-business day period and (E) the Partnership concurrently with such termination pursuant to this Section 8.01(e) pays to Parent in immediately available funds the Termination Fee (as provided in Section 6.09); provided, however, that prior to any such termination, the Partnership shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Partnership to proceed with the transactions contemplated herein. The Partnership agrees to notify Parent promptly of its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification;

            (f) by the Partnership if (A) there shall be a breach of any representation or warranty of Parent or Purchaser in this Agreement that is qualified as to materiality or Parent Material Adverse Effect, (B) there shall be a breach of any representation or warranty of Parent or Purchaser in this Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Parent Material Adverse Effect or (C) there shall be a material breach by Parent or Purchaser of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable or being cured or, if it is capable of being cured, has not been cured by the earlier of (x) ten (10) business days following written notice to Parent from the Partnership of such breach and (y) the Closing Date; provided, however, that the Partnership may not terminate this Agreement pursuant to this Section 8.01(f) if the Partnership is then in material breach of this Agreement; or

            (g) by the Partnership pursuant to Section 6.03(c).

      8.02 Effect of Termination. In the event of termination of this Agreement by either the Partnership or Parent or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser, the General Partner or the Partnership, other than Section 6.05(f), Section 6.09, this Section 8.02 and
Article IX, which provisions shall survive such termination, and except that nothing in this Section 8.02 shall relieve a party from liability for fraud or liability for the willful breach by a party of any representation, warranty or covenant set forth in this Agreement and such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of any such breach.

      8.03 Amendment. This Agreement may be amended, supplemented or modified by the parties at any time before or after receipt of the Unitholder Approval only by an instrument in writing signed on behalf of each of the parties; provided, however, that after receipt of the Unitholder Approval, there shall be made no amendment, supplement or modification that by Law requires further approval by the unitholders of the Partnership or that changes the consideration payable hereunder to holders of Units without the further approval of such unitholders.

      8.04 Extension; Waiver. At any time prior to the Effective Time, (a) the parties may extend the time for the performance of any of the obligations or other acts of the other parties, (b) each party may waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, each party may waive compliance with any of the agreements or conditions of another party contained in this Agreement. Subject to Section 6.12, any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment, modification or supplement of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, action by its Board of Trustees, or in the case of the Partnership, action by the Board of Directors of its General Partner, or in each case action by the duly authorized designee of the Board of Directors or Board of Trustees.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.01 Nonsurvival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding business day if received after 5:00 p.m. local time on a business day or if received on a Saturday, Sunday or United States holiday) by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent or Purchaser, to:

                  HRPT Properties Trust
                  400 Centre Street
                  Newton, MA 02458
                  Attention:  John C. Popeo

                  with a copy to:

                  Sullivan & Worcester LLP
                  One Post Office Square
                  Boston, MA 02109
                  Attention: Richard Teller

            (b)   if to the Partnership, to:

                  Hallwood Realty, LLC
                  3710 Rawlins
                  Suite 1500
                  Dallas, Texas  75219
                  Attention:  William L. Guzzetti

                  with a copy to:

                  Jenkens & Gilchrist, a Professional Corporation
                  1445 Ross Avenue
                  Suite 3200
                  Dallas, Texas 75202
                  Attention: W. Alan Kailer

      9.03 Definitions. For purposes of this Agreement:

      An "affiliate," when used with reference to any person, shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement.

      A "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted by applicable Law to close.

      "Contingent Liabilities" means (a) all obligations of the Partnership or any Subsidiary under take-or-pay or similar arrangements, (b) all debt of others secured by (or for which the holder of such debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by the Partnership or any Subsidiary, whether or not the obligations secured thereby have been assumed, (c) all guaranties of the Partnership or any Subsidiary with respect to debt of another person, (d) the net liabilities of the Partnership or any Subsidiary under hedging agreements,
(e) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of the Partnership or any Subsidiary and, without duplication, all drafts drawn thereunder (to the extent unreimbursed) and (f) the debt of any partnership or unincorporated joint venture in which the Partnership or any Subsidiary is a general partner or a joint venturer, in each case to the extent that such debt is not reflected in the Partnership's consolidated financial statements included in the Partnership SEC Documents.

      "in the ordinary course of business," with respect to any action, means such action is: (a) consistent with the past custom and practices of such person (including with respect to quantity and frequency) and is taken in the ordinary course of the normal day-to-day operations of such person; (b) not required to be authorized by the Board of Directors of the General Partner of such person; and (c) similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors of the General Partner, in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person.

      "Litigation" means the action captioned High River Limited Partnership v. Hallwood Realty, LLC, et al and the action captioned I.G. Holdings, Inc., et al
v. Hallwood Realty, LLC, et al, each in the Court of Chancery of the state of Delaware, New Castle County.

      "Mortgage Document" means any mortgage, deed of trust or deed to secure debt encumbering any part of the Partnership Real Property or any other document or instrument executed in connection therewith including any note, credit agreement or any amendments of any of the foregoing.

      "MREIT" means Title 8 of the Maryland corporation law entitled "Real Estate Investment Trusts".

      "Net Indebtedness" means, an amount determined by subtracting Net Working Capital from the aggregate unpaid principal amount and accrued interest of the indebtedness for borrowed money listed on Section 3.05(a)(ii) of the Partnership Disclosure Letter.

      "Net Working Capital" means the amount equal to:

      (a) the amount by which (i) "cash and cash equivalents," "accounts receivable," "receivable from affiliate, net," "escrow deposits held by lenders," "prepaid expenses and other assets," and "effective rent receivable," (provided that any "accounts receivable" in excess of thirty (30) days past due shall be excluded) exceed (ii) "accounts payable and accrued expenses," "payable to affiliates," and "prepaid rent, security deposits and other," all in each case as reflected on the Partnership's consolidated balance sheet and determined in accordance with

GAAP by a national, independent accounting firm to be agreed upon by the Partnership and Parent ("Accountant") as of the close of business on the last day of the calendar month immediately preceding the Closing Date (the "Determination Date"), plus

      (b) the aggregate exercise price of all outstanding Unit Options, minus

      (c) the sum of (i) Transaction Costs, (ii) estimated Taxes related to Tax Returns described in Section 6.15(a) hereof, (iii) all unaccrued real estate brokerage fees, "tenant inducements", "free rent" and other amounts due from the landlord under any Partnership Lease, (iv) the estimated cost required to remedy Rent Defects calculated as set forth in Section 6.03(c)(ii), and (v) the estimated cost required to remedy or remove any Defects (other than Rent Defects), Title Defects or Survey Defects pursuant to Section 6.03(c), in each case to the extent the Partnership or any Subsidiary has not then remedied or removed such Defects, Title Defects or Survey Defects and paid all costs in connection therewith prior to the Determination Date, in each case unless reflected on the books of the Partnership on or prior to the Determination Date as "accounts payable and accrued expenses".

      Net Working Capital shall be determined by the Accountant as of the close of business on the business day immediately prior to the Closing Date and in a manner consistent with the schedule set forth in Section 9.03 of the Partnership Disclosure Letter.

      A "Partnership Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on (i) the business, operations, assets, financial condition, or results of operations of the Partnership and the Subsidiaries taken as a whole,
(ii) the ability of the Partnership to perform its obligations under this Agreement, (iii) the ability of the Partnership to consummate the Merger or (v) the ability of the HWG Parties to consummate the Other Transactions; provided, however, that effects relating to (a) the economy in general, (b) changes affecting the real estate industry generally, (c) changes in the market price or trading volume of the Partnership's securities, or (d) the announcement of the transactions contemplated hereby, shall not be deemed to constitute a Partnership Material Adverse Effect or be considered in determining whether a Partnership Material Adverse Effect has occurred.

      A "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity or other entity of any kind.

      "Prepaid Debt" means the indebtedness for borrowed money set forth in
Section 9.03 of the Partnership Disclosure Letter.

      A "subsidiary" of any person means any other person of which (i) such person or any subsidiary thereof is a general partner, (ii) such person and/or one or more of its subsidiaries holds voting power to elect a majority of the board of directors or others performing similar functions for such entity or
(iii) such person, directly or indirectly, owns or controls more than 50% of the equity interests of such other person.

      "Title Company" means a nationally recognized title insurance company designated by Parent to provide title insurance policies or any applicable title commitment or report relating to the Partnership Real Property.

      "Transaction Costs" means fees and expenses of lawyers, brokers, investment bankers and financial advisors in connection with the Transactions and to the extent they are obligations of the Partnership and not the General Partner, the Other Transactions, costs associated with preparation and making of the Proxy Statement including legal fees, accountants' fees, filing fees, printing, mailing and solicitation expenses, payments to employees (including persons deemed jointly employed by HWG, LLC and 1st Odyssey) resulting from the Merger (including payments arising under the Amended and Restated Executive Incentive and Retention Program and the Employee Change of Control Severance Payment Policy), the greater of $655,000 and the actual amount of consideration paid to lenders in respect of consent and similar fees, premiums paid for so-called "tail insurance" and an amount, but not more than $500,000, equal to one half of anticipated Transfer Taxes. The Partnership shall obtain statements from all persons who have provided products or services, the cost of which would constitute Transaction Costs, as of the close of business on the business day immediately preceding the Closing Date and where applicable, estimated through the Closing Date. Payments to employees shall be determined based upon a list of employees whose services will be terminated at or after the Closing Date, supplied by Parent and anticipated real estate transfer taxes shall be determined by the Title Company.

      "Working Capital Adjustment" means, (i) if Net Indebtedness is greater than $164,500,000, the negative amount which results by subtracting Net Indebtedness from $164,500,000, or (ii) if Net Indebtedness is less than $159,500,000, the positive amount which results by subtracting Net Indebtedness from $159,500,000. The Working Capital Adjustment shall be determined by the Accountant as of the close of business on the business day immediately preceding the Closing Date and in a manner consistent with the schedule set forth in
Section 9.03 of the Partnership Disclosure Letter.

      Words and terms used in this Agreement which are defined in other sections of this Agreement are used throughout this Agreement as therein defined.

      9.04 Interpretation.

            (a) When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary.

            (b) The schedules, exhibits and all documents expressly referred to in this Agreement are incorporated into this Agreement and are made a part of this Agreement as if set out in full.

            (c) The titles, captions and table of contents contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

            (d) Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            (e) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (f) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            (g) A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefor and all regulations issued thereunder or pursuant thereto.

            (h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring a party by virtue of the authorship of any provision of this Agreement.

      9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

      9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Partnership Disclosure Letter all schedules and the Purchase Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II,
Section 6.08 and Section 6.13, is not intended to confer upon any person other than the parties hereto any rights, remedies, obligations or liabilities.


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      9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      9.09 Consent to Jurisdiction. Any action or proceeding seeking to enforce any provision of or based on any right arising out of or otherwise relating to this Agreement may be brought against any party hereto exclusively in the Delaware Chancery Court, unless the Delaware Chancery Court does not have jurisdiction over such action or proceeding, in which case such action or proceeding may be brought in the state courts of the State of Delaware, and each party hereto irrevocably consents to the exclusive jurisdiction and venue in Delaware Chancery Court or the state courts of the State of Delaware, as applicable. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to jurisdiction in such court, that its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably consents to the service of process out of the aforementioned court in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law.

      9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      9.11 Limitations on Warranties.

            (a) Except for the representations and warranties contained in
Article III of this Agreement and in the Partnership Disclosure Letter, the Partnership makes no other express or implied representation or warranty to Parent or Purchaser. Parent and Purchaser each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Partnership other than the representations and warranties of the Partnership set forth in Article III of this Agreement or the Partnership Disclosure Letter.


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            (b) Except for the representations and warranties contained in
Article IV of this Agreement, Parent and Purchaser make no other express or implied representation or warranty to the Partnership. The Partnership acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Purchaser other than the representations and warranties of Parent and Purchaser set forth in Article IV of this Agreement.

      9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      9.13 Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING THE PARENT, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HRPT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PARENT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PARENT. ALL PERSONS DEALING WITH THE PARENT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE PARENT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                            [SIGNATURE PAGE FOLLOWS]




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      IN WITNESS WHEREOF, Parent, Purchaser and the Partnership have duly executed this Agreement, all as of the date first written above.

                                  HRPT PROPERTIES TRUST



                                  By: /s/ Adam D. Portnoy
                                       -----------------------------------------
                                  Name:   Adam D. Portnoy
                                  Title:  Executive Vice President

                                  HWP LP ACQUISITION LLC


                                  By: /s/ Adam D. Portnoy
                                       -----------------------------------------
                                  Name:   Adam D. Portnoy
                                  Title:  Executive Vice President


                                  HALLWOOD REALTY PARTNERS, L.P.
                                  By:  Hallwood Realty, LLC, its general partner


                                  By: /s/ John G. Tuthill
                                       -----------------------------------------
                                  Name:   John G. Tuthill
                                  Title:  Executive Vice President

                                  HALLWOOD REALTY, LLC


                                  By: /s/ John G. Tuthill
                                       -----------------------------------------
                                  Name:   John G. Tuthill
                                  Title:  Executive Vice President



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